Exhibit 99.5

14 May 2013

Queenco Leisure International Ltd.
(unless the context requires otherwise, together with its subsidiaries and associated companies, the Company”, ”QLI” or the “Group”),

Financial Results for the year ended 31 December 2012

Queenco Leisure International Ltd., the emerging markets developer and operator of casinos and entertainment centers, is pleased to report its financial results for the year ended 31 December 2012.

Operating and Business Highlights

•
The Group's activities are adversely affected by the global economic crisis in general and the economic crisis in Greece in particular. As a result the Company was not able to meet its original repayment schedules of loans and credits received from its parent company, (Y.Z.) Queenco Ltd. (“Queenco”) and from a previous shareholder in Dasharta. During 2013 the Company received additional loans from Queenco amounting to NIS 3.5 million.  So far, the Company has succeeded in reaching understandings with Queenco and the abovementioned previous shareholder regarding a rescheduling of the repayment schedules such that they will coincide with the Company's payment abilities. Company's management is of the opinion that they will succeed in the future, if needed, in rescheduling the repayment schedules of loans from both Queenco and the previous shareholder. The Group is continuing in the implementation of its cost savings plans and is in the process of expanding their scope, mainly in Rhodes, due to the decrease in revenues caused by the economic situation. In addition, the Company completed a share issuance during November 2012 (see below) and is examining options of bringing in strategic partners at different levels of activity. The Group is also in a process of realization of excess assets.  As part of this process, the Company's airplane was sold during October 2012. The Company's ability to meet all its obligations in the foreseeable future is highly dependent on the Company's ability to successfully execute the above mentioned plans. The aforesaid, together with the above described matters raise substantial doubt about the Company's ability to continue as a going concern.

•	The Greek economic crisis has been prolonged although a new government was elected in September 2012:
▪	The uncertainty further exacerbates the gaming results at Loutraki and Rodos.
▪	A lower minimum wage and renegotiation of employees’ collective benefit agreements, may contribute to the Group's cost reduction scheme.
•	The Group has ended its involvement in Casino Palace following the dilution of its holdings in the Romanian asset and its subsequent insolvency proceedings:
▪	The dilution formed part of the Group’s decision to strategically move away from Europe, towards South East Asia where the opportunities remain more lucrative.
•	The Group's strategy to diverse revenue mix is progressing:
▪	Queenco Casino in Sihanoukville, Cambodia soft launched during the period, giving us a strong platform for the future.
▪	Exploring online gaming in areas where the Group already operates continues to progress well.
▪	Developments in future South East Asia projects form part of our long term strategy.
•
The Tender Offer by Queenco for newly issued shares in Queenco, which are listed on the TASE, did not enjoy enough support from our shareholders, but the Board continues to explore other options to return greater value to our shareholders.

•
Up until and including the Company's 2011 financial statements, the results of operations of Club Hotel Loutraki ("CHL"), which holds the Loutraki and Belgrade casinos, were proportionally consolidated into the Company's consolidated financial statements, by virtue of it being controlled by a chain of holding companies, in which the Company has a joint controlling interest, in accordance with IAS 31 – Interests in Joint Ventures.

As a result of various disagreements between the major shareholders of these holding companies, an exceptional situation exists where the Company has the power to express its joint control in the holding companies but not in CHL, and therefore, its joint control in CHL has effectively ceased. Consequently, as of March 31, 2012, the Company's share in CHL can no longer be proportionally consolidated and has to be presented under the Equity Method as prescribed by IAS 28 – Investments in Associates.
The proportional consolidation of CHL ceased commencing on 31 March, 2012. Accordingly, the Company's consolidated statements of comprehensive income (loss) include the proportionally consolidated profit and loss of CHL for the three months ended 31 March, 2012, while the Company's consolidated statements of financial position as at 31 March, 2012 include the investment in CHL under the equity method.
•
On 12 November 2012 the Company held an extraordinary general meeting of shareholders, which resolved to increase the authorized share capital of the Company from NIS 500,000,000, consisting of 500,000,000 ordinary shares, each having a nominal value of NIS 1.00, to NIS 800,000,000 consisting of 800,000,000 ordinary shares, each having a nominal value of NIS 1.00.

•
On 19 November 2012 the Company completed a rights issue, pursuant to which it issued 257,057,276 ordinary shares, par value NIS 1.00 each, of the Company (including through an over-subscription mechanism), for a total consideration of Euro 4,112,916. The new shares issued include shares represented by new 4,886,758 global depositary receipts (GDRs), each representing 10 ordinary shares, par value 1.00 each, of the Company. The new GDRs commenced trading on the London Stock Exchange shortly after consummation of the rights issue.

Following the rights issue, the issued share capital of the Company is 610,511,030 ordinary shares with a nominal value of NIS 1.00 each.

Financial Highlights for the year ended 31 December 2012

•	Gross revenues were €43.7 million (2011: €107.1 million)
•	Net Revenues were €31.6 million (2011: €75.83 million)
•	EBITDA was negative €6.0 million (2011: negative €2.8 million)
•	Loss for the year was €39.5 million (2011: Loss of €23.2 million)
•	Cash and cash equivalents were €7.0 million as of 31 December 2012

Haim Assayag, Executive Chairman of QLI, commented on the results:

“We have witnessed some progress in Greece, which in the long term will hopefully allow Greece to turn a corner, but uncertainty remains as to the terms of the country’s bailout conditions, which prevents Loutraki and Rodos from generating strong returns. The reduction in the minimum wage and renegotiation of employees’ collective benefit agreements is allowing us to reduce the cost base in these casinos, and to a degree we are able to lower headcount, but more needs to be done.

“Following the dilution of our holdings in Casino Palace, Romania, the casino is being liquidated, allowing us to reduce the losses we have incurred in Romania, while at the same time shift our strategic focus towards South East Asia and away from Europe. The opening of Queenco Casino and Hotel in Sihanoukville, Cambodia, has shown some very promising signs and we remain excited by what we can achieve in Asia in the future.

“Despite the decision to cancel the Tender Offer from Queenco we will continue to explore ways of generating returns for shareholders, as well as reduce the expense and complexity of operating two listed companies.

"Finally, I would like to thank the shareholders and GDR holders who participated in our recent rights issue”.

For further information about the Company please visit www.queenco.com or contact:

Queenco Leisure International Ltd.

Haim Assayag, Executive Chairman	T: +972 (0)3 756 6555
Yigal Zilkha, CEO

Chief Executive’s Review

Introduction

The Greek economic crisis has been prolonged by no firm decision from the Greece Government on the European bailout package, and this is creating yet further uncertainty, which is expected to adversely affect the gaming results at Loutraki and Rodos. The Greek Government’s decision to lower the National minimum wage is welcome and will alleviate some of the burden on costs throughout the Greek operations, in addition to the successful renegotiation of employees’ collective benefit agreements. That said, the terms of the country’s European bailout package have yet to be finalised and this is likely to prolong the situation further.

As we reported during the year, the Group ended its involvement in Casino Palace following the dilution of its holdings, and subsequently the operation has closed until further notice. The Romania court has approved the commencement of bankruptcy proceedings, which are currently in progress. The dilution formed part of the Group’s decision to strategically move away from Europe towards South East Asia, in order to decrease the losses we had previously incurred. The strategy to diverse revenue mix remains on course having successfully soft launched Queenco Casino in Sihanoukville, Cambodia, among other things.

Summary of financial performance

Results for the year ended 31 December 2012

Gross revenues were €43.7 million (2011: €107.1 million), a decrease of 59.2% whilst net revenues decreased by 58.61% to €31.6 million (2011: €75.3 million), a decrease of €43.8 million, which is mainly due to the -consolidation of the Loutraki results for the 2011 2nd, 3rd and 4th quarters in the amount of €35.9 million (as opposed to the inclusion of the results under the equity method for the corresponding quarters in 2012) and to the decrease in win per visit and number of visits in 2012. Revenues continue to be suppressed by the prolonged economic crisis in Greece where the Group generates 94.8% of its gross revenue from its principal assets, Casino Loutraki and Casino Rodos. The decrease in win per visit and number of visits is putting pressure on EBITDA which remains negative at €6.0 million (2011: negative €2.8 million). The Company's net loss during the period amounts to €39.5 million (2011: €23.2 million).

Cash and cash equivalents amounted to €7.0 million as of December 31, 2012. The Company's management is of the opinion that the Company has good chances of executing a major portion of its plans in a timely manner. Accordingly the Company's management is of the opinion that it's existing cash and the expected inflow of cash through the successful execution of its plans, will enable the Company to meet the needed cash levels required for the Group's operations and the payment of its obligations when due.

Basic loss per share was 6.2¢ (2011: Loss (4.2¢)) and loss per GDR (each GDR representing 10 ordinary shares) were 62¢ (2011: Loss (42¢)).

Operational Review

Results by casino for the year ended 31 December 2012 and 2011:

Casino	Gross Gaming Revenue (EUR m)		Net Revenue (EURm)		EBITDA (EURm)		Visits (000’s)		Gross Win per Visit (EUR)		QLI's Economic Interest
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011

Loutraki	94.9	132.7	67.6	93.6	(4.7)	(0.6)	746	909	128	146	38.5%
Rodos	20.0	24.2	14.4	17.9	0.04	1.7	156	153	128	159	91.6%
Belgrade	7.9	9.4	7.3	8.1	0.5	(0.3)	224	241	35	39	34.6%
Sasazu	-	-	5.0	4.7	0.2	(0.1)	-	-	-	-	100%
Cambodia	1.3	-	0.6	-	(1.0)	-	14	-	62	-	70%

Club Hotel Casino Loutraki (“CHL”)

Results for the year ended 31 December 2012

Gross gaming revenues for the year ended 31 December 2012 were €94.9 million (2011: €132.7 million), while net revenues were €67.6 million (2011: €93.6 million). Over the course of the Year Casino Loutraki generated negative EBITDA of €4.7 million (2011: negative €0.6 million EBIDTA), reflecting the continued distress in the Greek economy which is putting pressure on customers’ disposable income, visitor numbers and subsequently win per visit.

Until the situation in the Eurozone is resolved, the effects on our customers, as well as our business are likely to remain challenging.

Up until and including the Company's 2011 financial statements, the results of operations of CHL (which include Casino Beograd results) were proportionally consolidated into the Company's consolidated financial statements, by virtue of it being controlled by a chain of holding companies, in which the Company has a joint controlling interest.  As a result of various disagreements between the major shareholders of these holding companies, an exceptional situation exists where the Company has the power to express its joint control in the holding companies but not in CHL, and therefore, its joint control in CHL has effectively ceased. Consequently, commencing on March 31, 2012, CHL's results are presented under the Equity Method as prescribed by IAS 28.

The Company's consolidated statements of comprehensive income (loss) include the proportionally consolidated profit and loss of CHL for the three months ended 31 March, 2012; and the results for the 2nd 3rd and 4th quarters of 2012 are presented in share of results of an associated company in the amount of (€8.0) million. An impairment test made by the Company resulted in an impairment charge of €46.6 million in the group's consolidated statements of comprehensive income (for further information, see note 16 to the financial statements).

Casino Beograd

Results for the year ended 31 December 2012

Gross gaming revenues for the year ended 31 December 2012 were €7.9 million (2011: €9.4 million), whilst net revenues were €7.3 million (2011: €8.1 million). This decrease in revenues reflects the economic deterioration which is spreading throughout Europe and affecting other gaming markets including Serbia. Cost cutting measures have been implemented at Casino Beograd to improve efficiencies and to try and counteract the impact of the Eurozone crisis.

Casino Rodos

Results for the year ended 31 December 2012

As would be expected, revenues at Casino Rodos, the only casino located on the holiday island of Rhodes, continue to be impacted by the uncertainty in the Eurozone and the pending Greek decision on their bailout conditions. Gross gaming revenues amounted to €20.0 million (2011: €24.2 million) and net revenues amounted to €14.4 million (2011: €17.9 million) mainly due to a reduction in wins per visit which is attributed to visitors' lower disposable income. EBITDA generated for the year was at €0.04 million compared to EBITDA of €1.7 million for the previous period last year. Casino Rodos incurred a net loss during the year of €2.4 million (2011: loss of €1.2 million).

SaSaZu (Prague)

Results for the year ended 31 December 2012

During the year, the gross revenue at SaSaZu increased by 5.3%, and amounted to €5.0 million (2011: €4.7 million), and the Group is pleased to report a positive EBITDA of €0.2 million compared to negative EBITDA of €0.1 million for 2011, reflecting the successful marketing initiative the Group has implemented in 2012. Due to the success of the concept in the Czech Republic, the Group has planned to export the brand to other QLI operations, however due to the current economic climate in Europe, the Group is currently considering ways to implement the expansion.

Queenco Casino, Sihanoukville

During the year the Queenco Casino in Sihanoukville has gone through a soft launch and we are encouraged by the revenue generation that the Casino is currently creating for the Group. This further confirms our strategy to move away from European gaming markets and further explore the opportunities that South East Asia has to offer.

As previously reported the Group has decided not to enter new developments in Europe but will continue to explore online gaming opportunities in the countries where it operates.

Outlook

The Greek economy remains stagnant and opportunities in Eastern Europe have also decreased since we first entered these markets, hence our decision to move away from European markets. We have begun to diversify our revenue mix in South East Asia with the opening of Queenco Casino in Sihanoukville and we will continue to explore opportunities there and in online gaming.

Yigal Zilkha
Chief Executive, Queenco Leisure International Limited
14 May 2013

QUEENCO LEISURE INTERNATIONAL LTD

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2012

QUEENCO LEISURE INTERNATIONAL LIMITED

FINANCIAL STATEMENTS

Independent Auditors’ Report To the Shareholders of
Queenco Leisure International Ltd.

We have audited the accompanying consolidated statements of financial position of Queenco Leisure International Ltd. (“the Company”) and its subsidiaries (“the Group”) as at 31 December 2012 and 2011 and the related consolidated statements of comprehensive income (loss), consolidated statements of changes in equity and consolidated cash flow statements of the Group for the years ended 31 December 2012, 2011 and 2010. These financial statements are the responsibility of the Company’s management and Board of Directors. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit  the financial statements  of a consolidated company, whose assets constitute approximately 8 % of the total consolidated assets as of December 31, 2012, and whose revenues constitute approximately 18% of the total consolidated revenues for the year ended in that date. The financial statements of this company was audited by other auditors, whose audit report have been submitted to us, and our conclusion, insofar as it relates to the financial statements for this company, is based on the audit report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards in Israel including those prescribed by the Auditors’ (Mode of Performance) Regulations (Israel), 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management and Board of Directors, as well as evaluating the overall financial statements presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the audit report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as at 31 December 2012 and 2011, and the consolidated results of operations, changes in equity and cash flows of the Group for the years ended 31 December 2012, 2011 and 2010 in accordance with International Financial Reporting Standards.

Without qualifying our opinion, we draw attention to the following issues:

1.
Note 1.2 as to the financial condition of the Group and the uncertainty deriving from such condition. During the year ended December 31, 2012, the Company incurred a net loss of € 39 million and a negative cash flow from operations of € 3.6 million. As of that date, the Company's current liabilities exceeded its current assets by €2 million. These conditions, along with other matters described in the note, raise significant doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1.2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Note 1.3 as to the significant doubts regarding the ability of an associated company to continue its operations as a going concern.
3.	Note 1.3 and 16 as to the uncertainties surrounding the preparation of the valuation of an associated company.
4.
Note 32 to the financial statements as to certain disagreements the Company encountered with the co-shareholder of 50% in Vasanta , resulting in, among others, to a motion to approve a derivative claim requesting monetary remedies, as amended, of US$53.5 million was served against the Company.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu Limited

Tel Aviv May 14, 2013

QUEENCO LEISURE INTERNATIONAL LTD
Consolidated Statements of Comprehensive Income (Loss)
(In thousands of €)

	Notes	Year ended 31 December
		2 0 1 2	2 0 1 1	2 0 1 0

Revenues	4	31,552	75,322	85,903

Operating costs
Cost of revenues	5	(28,663)	(58,890)	(59,837)
Selling and marketing expenses	6	(7,064)	(15,937)	(17,852)
General and administrative expenses	7	(7,253)	(15,331)	(19,479)
Other operating expenses	8	(1,508)	(2,851)	(390)
Share of results of associated company	16	(7,975)	-	-
Impairment of investment in an associated company	16	(46,666)	-	-
Profit on deem disposal of subsidiary	16	33,580	-	-
Operating (loss)		(33,997)	(17,687)	(11,655)

Investment income	9	135	343	378
Finance costs	10	(1,740)	(2,096)	(1,678)
Foreign exchange gain (loss)		261	1,252	(2,266)

Loss before tax		(35,341)	(18,188)	(15,221)

Tax benefit / (expense)	11	(533)	1,024	(5,779)
Loss from continued operations		(35,874)	(17,164)	(21,000)

Loss from discontinued operations	12	(3,597)	(6,054)	(5,143)
Total profit (loss) for the year		(39,471)	(23,218)	(26,143)

Other comprehensive income (loss)
Realization of translation reserve due to the disposal and deem disposal of subsidiaries	12,16	11,107	-	-
Exchange differences arising on translation of foreign operations		(1,085)	(1,001)	3,344
Total comprehensive loss for the year		(29,449)	(24,219)	(22,799)

Loss for the year attributable to:
Equity holders of the parent		(37,840)	(20,403)	(23,855)
Non-controlling interests		(1,631)	(2,815)	(2,288)
		(39,471)	(23,218)	(26,143)

Total comprehensive loss for the year attributable to:
Equity holders of the parent		(27,803)	(20,956)	(21,738)
Non-controlling interests		(1,646)	(3,263)	(1,061)
		(29,449)	(24,219)	(22,799)

Loss per share: (*)
from continued operations – basic and diluted (₵)		(5.6)	(3.2)	(4.0)
from discontinued operations – basic and diluted (₵)		(0.6)	(1.0)	(0.9)
	13	(6.2)	(4.2)	(4.9)

(*) Restated to reflect share issuance as a result of exercise of rights (see note 1.1).

QUEENCO LEISURE INTERNATIONAL LTD
Consolidated Statements of Financial Position
(In thousands of €)

	Notes	As at 31 December
		2 0 1 2	2 0 1 1

Non-current assets
Intangible assets	14	2,139	8,579
Property, plant and equipment	15	37,576	107,988
Investment in an associated company	16	14,586	-
Deferred tax assets	17	392	3,280
Other long term receivables	18	6,272	7,369
Total non-current assets		60,965	127,216

Current assets
Inventories		310	649
Investments		2	77
Trade and other receivables	19	2,247	3,906
Cash and cash equivalents	20	7,038	14,052
		9,597	18,684
Assets related to discontinued operations	12	-	2,511
Non - current assets held for sale	21	1,478	3,078
Total current assets		11,075	24,273

Total assets		72,040	151,489

Current liabilities
Accounts payable		(1,333)	(4,232)
Current tax liabilities		(1,685)	(2,599)
Other current liabilities	22	(9,042)	(18,412)
Bank overdraft and loans	23	(1,010)	(19,509)
		(13,070)	(44,752)
Liabilities related to discontinued operations	12	-	(2,626)

Total current liabilities		(13,070)	(47,378)

Net current liabilities		(1,995)	(23,105)

Total assets less current liabilities		58,970	104,111

Non-current liabilities
Long-term bank loans	23	(5,754)	(6,725)
Other long-term liabilities	24	(4,833)	(9,185)
Deferred tax liabilities	17	(96)	(1,679)
Provision for retirement benefits	25	(710)	(6,469)
Total non-current liabilities		(11,393)	(24,058)

Net assets		47,577	80,053

QUEENCO LEISURE INTERNATIONAL LTD
Consolidated Statements of Financial Position (Cont.)
(In thousands of €)

		As at 31 December
	Notes	2 0 1 2	2 0 1 1
Shareholders’ equity

Share capital	26	114,122	62,530

Share premium		83,597	131,196

Translation reserve		12,515	2,478

Reserve for the waiver of options by a controlling shareholder		2,739	2,739

Other reserves	27	(14,319)	(14,080)

Accumulated deficit		(162,952)	(125,037)

Equity attributable to equity holders of the parent		35,702	59,826

Non-controlling interest		11,875	20,227

Total Equity		47,577	80,053

The financial statements were approved by the board of directors and authorised for issue on May 14 2013. They were signed on its behalf by:

Haim Asayag	Yigal Zilkha	Arie Haviv
Executive Chairman of the Board	Chief Executive Officer, Director	Controller

QUEENCO LEISURE INTERNATIONAL LTD
Consolidated Statements of Changes in Equity
(In thousands of €)

	Share Capital	Share Premium	Translation reserve	Reserve for the waiver of options by a controlling shareholder	Other reserves	Accumulated deficit	Parent	Non-controlling interest	Total Equity

Balance as at 1 January 2010	62,512	130,998	914	-	(14,080)	(79,158)	101,186	25,444	126,630

Translation differences	-	-	2,117	-	-	-	2,117	1,227	3,344
Expenses resulting from grant of share options	-	-	-	-	-	1,040	1,040	-	1,040
Payment to the Municipality of Loutraki (Note 28)	-	-	-	-	-	-	-	(359)	(359)
Dividend	-	-	-	-	-	-	-	(169)	(169)
Net loss for the year	-	-	-	-	-	(23,855)	(23,855)	(2,288)	(26,143)
Balance as at 31 December 2010	62,512	130,998	3,031	-	(14,080)	(101,973)	80,488	23,855	104,343

Realization of share options	18	198	-	-	-	(216)	-	-	-
Translation differences	-	-	(553)	-	-	-	(553)	(448)	(1,001)
Expenses resulting from grant of share options	-	-	-	-	-	294	294	-	294
Waiver of options by a controlling shareholder	-	-	-	2,739	-	(2,739)	-	-	-
Payment to the Municipality of Loutraki (Note 28)	-	-	-	-	-	-	-	(365)	(365)
Net loss for the year	-	-	-	-	-	(20,403)	(20,403)	(2,815)	(23,218)
Balance as at 31 December 2011	62,530	131,196	2,478	2,739	(14,080)	(125,037)	59,826	20,227	80,053

Share issuance	51,592	(47,599)	-	-	-	-	3,993	-	3,993
Translation differences	-	-	(1,070)	-	-	-	(1,070)	(15)	(1,085)
Share issuance to a non-controlling interest shareholder	-	-	-	-	(239)	-	(239)	239	-
Deem disposal of interest in a jointly controlled entity	-	-	7,526	-	-	-	7,526	(6,882)	644
Disposal of interest in a subsidiary	-	-	3,581	-	-	-	3,581	323	3,904
Expenses resulting from grant of share options	-	-	-	-	-	(75)	(75)	-	(75)
Payment to the Municipality of Loutraki (Note 28)	-	-	-	-	-	-	-	(386)	(386)
Net loss for the year	-	-	-	-	-	(37,840)	(37,840)	(1,631)	(39,471)
Balance as at 31 December 2012	114,122	83,597	12,515	2,739	(14,319)	(162,952)	35,702	11,875	47,577

QUEENCO LEISURE INTERNATIONAL LTD
Consolidated Cash Flow Statements
(In thousands of €)

	Notes	Year ended 31 December
		2 0 1 2	2 0 1 1	2 0 1 0

Net cash - operating activities	29	(3,556)	(2,142)	(14,718)

Investing activities
Interest received		135	350	372
Purchase of property, plant and equipment		(1,378)	(3,871)	(6,199)
Proceeds on sale of property, plant and equipment		1,792	107	1,508
Purchase of other intangibles		(1)	(7)	(26)
Realisation of trading investments		75	1,887	2,564
Instalments for the acquisition of an interest in a jointly controlled entity		(767)	(904)	(2,964)
Repayment of other long-term receivables		-	1,165	1,125
Deem disposal of interest in a subsidiary	16	(5,729)	-	-
Disposal of interest in a subsidiary	12	(586)	-	-
Decrease (increase) in deposits		-	(843)	715
Net cash - investing activities		(6,459)	(2,116)	(2,905)

Financing activities
Dividends paid to non-controlling interest shareholders		-	-	(169)
Repayments of borrowings		(1,015)	(500)	(1,000)
Receipt of long term loan from Queenco		3,734	3,656	-
Repayment of long term loan to Queenco		(303)	-	-
Share issuance		1,043	-	-
Share of profits paid to Municipality of Loutraki		(386)	(365)	(1,591)
Increase in short term bank credit, net		-	977	2,489
Net cash - financing activities		3,073	3,768	(271)

Net decrease in cash and cash equivalents		(6,942)	(490)	(17,894)
Effect of foreign exchange rate changes		(658)	(1,181)	3,143
Cash and cash equivalents at beginning of the year (including discontinued operations)		14,638	16,309	31,060
Cash and cash equivalents at end of the year		7,038	14,638	16,309
Cash and cash equivalents attributable to discontinued operations		-	(586)	-
Cash and cash equivalents at end of the year		7,038	14,052	16,309

Tax cash flow		(167)	(2,824)	(7,232)

Interest paid		(989)	(1,260)	(834)

Non Cash Transactions

During 2012, the Company converted to equity, part of the loan from Queenco in the amount of € 2,950 by way of exercise of rights as specified in note 1.1.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 1  -     GENERAL INFORMATION

1.1          Formation and equity developments

Queenco Leisure International Ltd (the “Company” or "QLI") is engaged, through various Israeli and foreign subsidiaries and associated companies (together with the Company the "Group") in emerging markets development and operations of casinos and entertainment centers.

QLI was incorporated in Israel on 9 September 2002 by Milomor Ltd. ("Milomor") (an Israeli company ) and (Y.Z) Queenco Ltd. ("Queenco" or "YZ") (an Israeli public company whose shares are listed for trading in the Tel-Aviv stock exchange), who held, equally, the entire issued and paid up capital of the Company. The Company commenced its operating activities at the end of 2002. The Company's address is 11 Menachem Begin road, Ramat Gan, Israel.

The Company's controlling shareholder is (Y.Z) Queenco Ltd. ("Queenco" or "YZ"), an Israeli public company,  and its ultimate controlling shareholders are Mr. Yigal Zilkha, Mr. Haim Assayag, Mr. Peretz Tuvi and Mr. Uri Tuvi.

Until the end of 2002, Milomor and Queenco held their share in tourist operations in Loutraki, through a private Israeli company, equally owned by them. Such activities in Greece were transferred to the Company's subsidiary by all its shareholders, at the beginning of 2003, for a total consideration, of € 405 million. The assets and liabilities transferred were recorded at their book value at the date of the transfer. The difference between the book value and the agreed consideration, totalling € 305 million, was charged directly to equity, resulting in an increase in the accumulated deficit.

In November 2004, all Milomor's holdings in the Company’s shares were transferred to Shachar HaMilenium (1991) Ltd.,(as of then) an Israeli public company whose shares were also listed for trading on the Tel-Aviv Stock Exchange ("Shachar HaMilenium") in exchange for Shachar HaMilenium's shares. As a result, Shachar HaMilenium, became a subsidiary of Milomor and held 50% of the Company’s shares. In March 2007, Queenco acquired all of Milomor's holdings in Shachar HaMilenium.

On 3 July 2007, the Company completed an offering of Global Depositary Receipts representing the Company's shares ("GDRs") and listed the GDRs on the London Stock Exchange. Approximately € 53 million net of transaction costs was raised.

On 12 November 2012 the Company increased its authorized share capital to NIS 800,000,000 consisting of 800,000,000 ordinary shares, each having a nominal value of NIS 1.00.

On 19 November 2012 the Company completed a rights issue of its ordinary shares ("New Shares") , of which a  portion were offered in the form of GDRs, pursuant to the terms of the Rights Issue Memorandum dated 31 October, 2012.

The completion of the rights issue resulted in the subscription of 257,057,276 New Shares par value NIS 1.00 each of which 48,867,580 are represented by GDRs (including through an over-subscription mechanism as detailed in the Rights Issue Memorandum) for a total consideration of approximately €4 million (including approximately €2.9 million received from the Company's controlling shareholders, through an offset of part of the Company's outstanding debt under loans extended thereto from the controlling shareholder).

Dealings on the London Stock Exchange in new global depositary receipts (GDRs) representing 48,867,580 New Shares commenced trading shortly after completion of the rights issue.

Following the rights issue, the issued share capital of the Company is comprised of 610,511,030 ordinary shares with a nominal value of NIS 1.00 each.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 1 -       GENERAL INFORMATION (Cont.)

1.2          Financial Condition

The Group's activities are adversely affected by the global economic crisis in general and the economic crisis in Greece in particular. The abovementioned, along with the Company's inability to exercise its rights in Club Hotel Loutraki S.A. ("CHL") due to disagreements with B.A.T (Management) 2004 Ltd. (of the Club Hotel Group) ("B.A.T.") (see Note 32) and  Casino Austria International Holding GmbH's ("CAIH") unwillingness to comply with its contractual obligations to transfer €49.5 million to Powerbrook Spain S.L ("PBS") (see Note 32) have brought the Group to operating losses for the years 2012, 2011 and 2010, and to negative cash flows from its continued operations, amounting, for the year ended December 31, 2012, to approximately €3.6 million. The Group's net deficit in working capital amounted to approximately €2 Million at December 31, 2012.

As a result the Company was not able to meet its original repayment schedules of loans and credits received from Queenco and from a previous shareholder in Dasharta (a company indirectly jointly controlled by QLI), from whom the Company purchased residual shares in said company in 2008. The said liabilities to the previous shareholder in Dasharta amounted as at December 31, 2012 to €648. The said liabilities to Queenco amounted as at December 31, 2012 to NIS 25,2 million. During 2013 the Company received additional loans from Queenco amounting to NIS 3,5 million.  So far, the Company has succeeded in reaching understandings with Queenco and the abovementioned previous shareholder regarding a rescheduling of the repayment schedules such that they will coincide with the Company's payment abilities. Company's management is of the opinion that they will succeed in the future, if needed, in rescheduling the repayment schedules of loans from both Queenco and the previous shareholder. However, the current payment schedule of the loans from Queenco is in line with the repayment schedule of Queenco of debentures issued by it. Accordingly, the ability of the Company to re-schedule the payment terms of the loans from Queenco is dependent on the ability of Queenco to obtain other financing sources to repay its debentures obligations.

The Group is continuing in the implementation of its cost savings plans and is in the process of expanding their scope, mainly in Rhodes, due to the decrease in revenues caused by the economic situation. In addition, the Company completed a share issuance during November 2012 (see above) and is examining options of bringing in strategic partners at different levels of activity.

The Group is also in a process of realization of excess assets.  As part of this process, the Company's airplane was sold during October 2012. The Company's real estate in Bulgaria (which is not in use by the Group) is designated for sale. In view of its obligations to Queenco (first main tranche is due in December 2013).  The Company's Board of Directors, in a meeting held on February 2013, agreed on the sale of 9 Hectare plot the Company owns in Cambodia, if needed to enable the Company to meet its obligations. The Company has contracted a selling agent in Cambodia to help it in realizing the property.

The Company's ability to meet all its obligations in the foreseeable future is highly dependent on the Company's ability to successfully execute the above mentioned plans. The aforesaid, together with the above described matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The timing and scope of the success in the execution of some of these abovementioned actions depend on agreements with third parties and/or are affected by processes and other factors which are not under the Company's control. Nonetheless, the Company's management is of the opinion that the Company has good chances of executing the sale of the land in Cambodia and at least a major portion of its other plans in a timely manner. Accordingly, the Company's management is of the opinion  that its existing cash and the expected inflow of cash through the successful execution of the above mentioned plans, will enable the Company to meet the needed cash levels  required for its operations and the payment of obligations when due.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 1 -      GENERAL INFORMATION (Cont.)

1.3         Activities and Projects

The Company’s main activity is investment, through Israeli and foreign companies, in tourist projects, including casinos and hotels, currently mainly in Greece, Serbia, the Czech Republic and Cambodia. The activities in Greece are in the city of Loutraki and Rhodes Island. The activities in the Czech Republic are in the city of Prague. The activities in Serbia are in the city of Belgrade. The activities in the Cambodia are in the city of Sihanounkville. The Company provides advisory services to part of the projects.

Project in Loutraki

The Company indirectly holds as at 31 December 2012, 34.1% interest in CHL, a company incorporated in Greece. This holding is mainly through the holding of 50% of the shares of an Israeli company (“Vasanta”). Vasanta meets the definition of a jointly controlled entity under IAS 31.

78% of the equity of CHL is held by Powerbrook Spain S.L, a company controlled indirectly by Vasanta. Following the exercise in 2008 of a call option granted to Agastia Holdings Ltd. ("Agastia"), a holding company controlled by Vasanta, Agastia has monitory rights to 98.75% of the profits of PBS, until accumulated free cash flow (as defined in the shareholders' agreement) reaches an additional € 267 million. Once the accumulated free cash flow has reached this level, the third party shareholder (Casino Austria Greece) will have rights to 12.5% of profits, and the related share in PBS's equity (see also Note 32 as to disagreements with the co-shareholder in Vasanta).

CHL is also the controlling shareholder of a casino in Belgrade, Serbia. See below under "Project in Belgrade" regarding the activities in Belgrade and an irrevocable offer received by Vasanta with respect to PBS shares.

Through a Ministerial decision dated 14 February 1995, a consortium (“koinopraxia”) comprising of CHL and ATEKL S.A. (a company wholly owned by the Municipality of Loutraki) were awarded a licence to operate a casino in the Loutraki area, near Athens. Through an agreement (the “Agreement”) between the two parties, it was agreed that the management and control of the casino operations shall rest with CHL and the profit sharing arrangement would be (not less than $ 1 million per annum to be paid to the Municipality of Loutraki) as follows:

	CHL	ATEKL S.A.

First 7½ years	88%	12%
Thereafter to 15th year	86%	14%
Thereafter to 38th year	84%	16%
Thereafter to 50th year	50%	50%

After the 50th year the casino licence reverts wholly to ATEKL S.A. Any reference to the Municipality in this report should be strictly interpreted as reference to ATEKL S.A., which is effectively its participating arm in this business arrangement.  The casino commenced operations on 14 September 1995.

In accordance with the gaming licence agreement, CHL was obliged to construct a hotel.  The construction of the hotel was completed and the hotel commenced operations on 24 July 2002.  The ownership of the hotel will transfer to ATEKL S.A. on 15 February 2033 in accordance with an agreement dated 24 May 2002.

During September 2007 the exclusivity period for the Loutraki casino license ended. To the best knowledge of the Company's management, as at the date of these financial statements, the Greek gaming committee has neither awarded any new licenses nor indicated that it intends to issue additional licenses.

CHL incurred a net loss of € 30 million during the year ended December 31, 2012, and as of that date, CHL's current liabilities exceeded its current assets by €64 million (of which € 39 million are unsecured credit to Bank Piraeus, which can be called up at any time by the bank).

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 1 -      GENERAL INFORMATION (Cont.)

1.3         Activities and Projects (Cont.)

Project in Loutraki (Cont.)

CHL’s management does not expect that existing cash reserves together with cash generated from the operations will be sufficient to repay the total credit facility if it is called up.

CHL's 2013 budget is showing a significant loss and additional negative cash flow for which no funding source is available. In addition, CHL's management initially consistently advised the Company that it cannot provide estimations or opinion as to the timing, if at all, of any recovery. However, at the end of April 2013, CHL's management provided the Company with a five-year (2013-2017) business plan for the casino operations, including financial forecast. Nevertheless, in view of the circumstances surrounding this business plan, the continuing disagreements with B.A.T and the fact that the Company has no control or influence over CHL's operations and no detailed information as to the preparation process of the business plan and forecasts, the Company's management faces significant doubts as to the reliability and objectivity of CHL's latest management assumptions.

As a result of the above, the Company's management is of the opinion that there are significant doubts as to the ability of CHL to continue its operations as a going concern in the foreseeable future.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As per information received from CHL management, CHL’s management believes that the on-going negotiations with Piraeus Bank regarding the unsecured credit will have a positive outcome in terms of a prolonged schedule of repayment. Furthermore, CHL’s management continues its efforts towards severe cost cutting in 2013. In addition, CHL has unsecured assets which can be used to secure future debt financing, if needed.

The Company is not obligated to provide a capital injection to CHL or to cover its liabilities and to the best of the Company’s knowledge, PBS's cash position as of December 31 ,2012 is approximately € 8.3 million.

Up to March 31 2012, the information with respect to CHL contributes a significant portion to the Group's consolidated financial information (see Note 16). However, the Group has other activities.

On March 28, 2012 the Company was notified that the Chairman of PBS's BOD had ceased to be the representative of B.A.T (Management) 2004 Ltd. (of the Club Hotel Group) in PBS's BOD.

CHL's Board of Directors ("BOD") is comprised of 5 directors of which  PBS  is entitled to nominate 4 and one is nominated by CHL's other shareholders. To the best of the Company's knowledge, beginning March 2012, 3 out of the 5 directors in CHL act, directly or indirectly, on behalf of Mr. Moshe Bublil the ultimate co-shareholder in Vasanta. Since then, there has been an adverse effect on the Company's ability to obtain on-going operating information and financial data from CHL's management.

To the Company's best knowledge, decisions and discussions regarding major events are raised at CHL's BOD at the time such events occur and the director that through PBS acts on behalf of the Company is invited and attends all BOD meetings so that all issues on the agenda of these BOD meetings are known to the Company. At the date of the approval of these financial statements, the Company evaluates that there is no additional material data or information that is yet unknown to the Company or that the Company has not yet received and which needs to be disclosed to the public, regarding CHL's activities.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 1  -      GENERAL INFORMATION (Cont.)

1.3         Activities and Projects (Cont.)

Project in Rhodes

The Company holds, through Israeli and foreign companies under its control, 91.6% of the issued and paid up share capital of the Greek company Rhodes Casino Resort Tourist Construction S.A. (the "Rhodes Casino"), which has a license from the Greek Government, for an unlimited period, commencing 10 June 1996, for operating a casino and hotel in the city of Rhodes.

The Rhodes Casino operates a casino on the island of Rhodes under the casino operation license (“the License”) granted by the Hellenic State through a company controlled by it and in which the Rhodes Casino is entitled to 80% of the profits. The Hellenic State has guaranteed through Law 2206/1994 that no other casino operation license shall be granted apart from those mentioned in the respective law, for a period of twelve years.  The period of twelve years for the Company commenced on 2 April 1999 when the Hellenic State verified the completion of the casino construction, and approved the final issuance of the license and the effective commencement of operations.

As at the date of these accounts, the Greek gaming committee has neither awarded any new licenses nor indicated that it intends to issue additional licenses.

The casino operates in a building that has a rental agreement from the Municipality of Rhodes up to the year 2026.  According to the License, the Rhodes Casino had to renovate the existing building into a luxurious hotel. The hotel renovation was completed and operations commenced on 1 May 2002.

In September 2007 Rhodes Casino signed an MOU with a local Greek company and Emporiki Bank in regards to the building of a marina and a residential project on Rhodes Island. This agreement is designed to fulfil the investment obligation within the terms of the casino license. Under this MOU, Emporiki Bank resolved to provide finance of € 59 million through non-recourse loans. During December 2007 the Gaming Committee met to decide on the proposal outlined in the MOU. Due to opposition from Rhodes Municipality, the Gaming Committee did not opine on whether the MOU fulfilled the aforementioned obligation. As such, according to the opinion of the legal advisors of the Group, it is expected that if at all required, an extension will be granted to allow Rhodes Casino and Emporiki Bank more time to identify suitable projects in order to satisfy the obligation and the chances of the revocation of the license as a result of the above are remote.

Project in Belgrade

1.
In December 2005, Grand Casino d.o.o Belgrade (hereinafter: "the Serbian Company") won a tender of a license for the exclusive operation of a casino for a period of 10 years in Belgrade, the capital of Serbia.  In its bid, the Serbian Company undertook to pay the amount of € 18 million in return for the license.

2.
On 22 November, 2011 the National Assembly of Serbia adopted an amendment of the Serbian Gaming Law regarding the extension of the license granted to Casino Beograd. The new law states that the casino has the right to consecutively renew its casino license for a fee of € 0.5 million upon every license renewal, and the law also secured that no other Casino will open in Belgrade up until 31 December 2020.

3.
On 31 December 2008, CHL entered into an agreement with Casino Austria AG (“CAAG”) for the purchase from CAAG of 51% of the shares of a Serbian Company (the “Purchased Shares”), for a purchase price of € 42 million (CHL held, prior to the closing of the transaction, 39% of the shares of the Serbian Company). At the beginning of March 2009, all conditions for the closing were met.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 1  -      GENERAL INFORMATION (Cont.)

1.3         Activities and Projects (Cont.)

Project in Belgrade (Cont.)

In its meeting on 28 April 2009, Vasanta's BOD resolved to accept the irrevocable offer that it received from CAIH, (the “Offer”) to enter into an agreement pursuant to which CAIH will have an option (the “Call Option”) to purchase from PBS and Vasanta will have an option (the “Put Option”) to cause PBS to issue and sell to CAIH, among others, ordinary shares of PBS constituting 11.74% of the fully diluted share capital of PBS. The call option expired on 31 August 2009.

On 30 March 2010, Vasanta notified CAIH of the exercise of the Put Option.

As per the Put Option Agreement ("POA") the aggregate exercise price of the Put Option payable to PBS is € 49.5 million. In addition, Vasanta's board of directors resolved that, upon exercise of the Put option, PBS will be responsible for the payment of € 5.25 million to Casino Austria Greece GmbH (“CAGG”), resulting from certain outstanding amounts related to transactions during 2002 between CAGG and Agastia Holdings Ltd., a 50% indirect subsidiary of the Company.

On 3 March 2011, Vasanta informed the Company that it had been notified by CAIH that CAIH is of the opinion that the POA including CAIH’s obligation to subscribe to the shares underlying the Put Option and to pay the consideration therefore, is not legally binding towards CAIH and therefore CAIH will not comply with such obligations.

Both Vasanta and PBS have advised CAIH (separately) that CAIH's position as to its obligation under the POA is rejected and that their position is that the POA is valid.

On July 4, 2011, August 4, 2011 and on March 14, 2012, Vasanta informed the Company that it has been notified by CAIH that CAIH is interested in amicably reconciling the differences between the parties in connection with the POA. In its last letter, CAIH offered to pay Vasanta a non-recurring amount, as amended, of €24 million against the annulment and termination of any asserted claims, rights and duties under the POA which could possibly exist between PBS, Vasanta and CAIH.

Vasanta rejected the offer and began legal proceedings to enforce the execution of the POA.

Project in Prague

In March 2009, the Company opened an entertainment centre in the city of Prague, in the Czech Republic ("Sasazu"). The entertainment centre includes a restaurant and a club. Total investment by the Company in the project amounted € 11.7 million. The financial results of Sasazu are fully consolidated in the Group’s consolidated financial statements.

Sasazu is located within a leased building under a sub-lease agreement with Delta Centre A.S. ("Delta"). The sub-lease provides for an initial five year term, which may be extended at Sasazu's discretion for up to 8 additional periods of 5 years each. Pursuant to the lease,

The Municipality of Prague, the owner of the building, has informed Delta of the termination of the rent agreement between them due to non-compliance of Delta with their agreement. Consequently, Sasazu has ceased paying rent and service charges to Delta and has attempted to negotiate a direct lease agreement with the municipality of Prague; however on 13 February, 2013 Delta obtained a preliminary ruling from the Prague's Regional Court which declares that the municipality is forbidden to enter into a direct lease agreement with the subtenants of Delta. The municipality has filed an appeal against this preliminary ruling. In January 2013, Sasazu received a letter from Delta, pursuant to which, in view of Sasazu's failure to pay rent and service charges, Delta is entitled to terminate the lease agreement within 30 days and Sasazu is required to vacate the premises by that date.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 1  -      GENERAL INFORMATION (Cont.)

1.3          Activities and Projects (Cont.)

Project in Prague (Cont.)

The Company is evaluating the situation, and looking into various strategies to protect its investment in the entertainment centre. This including filing the relevant approach to the courts.

The tax authorities are currently conducting, a tax audit in Sasazu and in its preliminary stages. To the opinion of the company's legal advisors the audit result is yet to be evaluated and in any event the financial exposure is minor.

Real estate in Bulgaria

The Company holds, through a wholly owned Israeli subsidiary, 70% interest in a private company registered in Bulgaria that has the right to be registered as the owner certain real estate properties in Bulgaria. The financial statements of the company in Bulgaria are fully consolidated in the Group’s consolidated financial statements. The Company undertook steps to realize the investments in the mentioned assets and accordingly the assets are presented as non-current assets held for sale. The Company has contracted a selling agent in Bulgaria to help it in realizing the property.

The fair value of the assets as of 31 December 2012, based on an evaluation performed by an independent appraiser is higher than their book value.

Project in Cambodia

On September 16, 2010 the Company signed a Memorandum of Understandings ("MOU") with a third party ("the partner") followed by a joint venture and shareholders agreement ("the Agreement") , for the formation of a joint venture company ("Ekreach") in which the Company indirectly holds 70%,  for the operation of an hotel, casino, restaurant and karaoke operations as well as other associated businesses at the Holiday Palace Hotel in Sihanoukville, Cambodia ("the Property ").

A long term lease agreement relating to the Property, for an initial term of 25 years (with an option granted to QLI to extend the term of the lease by 25 years) was entered into between the partner and Ekreach, starting at 1 April 2011, pursuant to which commencing with the third year of the lease (2014), the partner shall be entitled to $30, or €23, monthly rent; while the first two years of the lease shall be exempt from rent payments in order to allow the renovation of the hotel. In addition, the Company shall be responsible for the renovation of the hotel and shall develop a new wing for the hotel. The Company has paid $720, or €558, as an advance on account of two years of the lease.

According to the Agreement, the partner is obliged to obtain all relevant authorization required in respect of operating the casino license under the Cambodian law.

On December 30, 2011 the first phase of the joint venture, "Queenco Hotel and Casino"' including the opening of a hotel with approximately 60 rooms and a casino with slot machines and gaming tables in Sihanoukville, Cambodia, commenced.

Ekreach still operates its gaming activities under the license under the name of Paradise Investments Co Ltd. using the trading name of Queenco.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 1  -      GENERAL INFORMATION (Cont.)

1.3         Activities and Projects (Cont.)

Project in Cambodia (Cont.)

Circular 027 issued by the Cambodian Ministry of Economy and Finance requires that  all companies which engage in gaming activities are to acquire a gaming license from the Ministry of Economy and Finance and that this must be held in the name of the entity conducting the gaming activities. In accordance with the strict application of this circular Ekreach may be exposed to punitive disciplinary actions which include the potential for forced cessation of Ekreach activities.

In practice the application of penalties and disciplinary actions in Cambodia is highly inconsistent and subjective. These inconsistencies create a legislative environment in which it is impossible to ascertain the likelihood of enforcement action being taken against Ekreach.

Ekreach continues to be visited by employees of the Ministry of Economy and Finance as part of standard compliance procedures. To date no issue has been raised over the existing licensing arrangements of the Company and management of Ekreach as well as its legal advisors haves no reason to believe that this will change in the near future.

Land in Cambodia

In February 2007, a foreign interest of the Group, indirectly jointly controlled by it, acquired land in Cambodia for a total consideration of € 9.7 million. The current designation of the land is for agricultural use. As at the date of these accounts, no decision has yet been made as to how to progress with the development of the land.

In January 2008 a foreign interest of the Group, controlled by it, acquired additional land in Cambodia for a total consideration of approximately € 7.5 million ("the Additional Land").

The Group expects that the designation of the Additional Land can be changed for tourism purposes. However,, no decision has yet been made as to how to progress with the project. Furthermore, The Company's Board of directors has adopted a resolution to sell the Additional Land, if needed to enable the Company to meet its obligations (see 1.2 above).

NOTE 2  -      SIGNIFICANT ACCOUNTING POLICIES

2.1          Financial statements under International Financial Reporting Standards ("IFRS")

The Company prepares its financial statements under IFRS as adopted by the EU. IFRS comprise standards and interpretations approved by the International Accounting Standard Board (“IASB”) and Standing Interpretations Committee and IFRIC interpretations by the IASB that remain in effect.

At the date of authorisation of these financial statements, the main following IFRSs which have not been applied in these financial statements were in issue but not yet effective:

IFRS 9	Financial Instruments (2)
IFRS 10	Consolidated Financial Statements (1)
IFRS 11	Joint Arrangements (1)

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.1         Financial statements under International Financial Reporting Standards ("IFRS") (Cont.)

IFRS 11 replaces IAS 31 Interests in Joint Ventures. IFRS 11 deals with how a joint arrangement of which two or more parties have joint control should be classified. SIC-13 Jointly Controlled Entities - Non-monetary Contributions by Venturers will be withdrawn upon the effective date of IFRS 11. Under IFRS 11, joint arrangements are classified as joint operations or joint ventures, depending on the rights and obligations of the parties to the arrangements. In contrast, under IAS 31, there are three types of joint arrangements: jointly controlled entities, jointly controlled assets and jointly controlled operations. In addition, joint ventures under IFRS 11 are required to be accounted for using the equity method of accounting, whereas jointly controlled entities under IAS 31 can be accounted for using the equity method of accounting or proportional consolidation.

IFRS 12	Disclosure of Interests in Other Entities (1)
IFRS 13	Fair Value Measurement (1)
IAS 19 (as revised in 2011)	Employee Benefits (1)

IAS 19 (2011), effective from January 1, 2013, changes the definition of short-term and other long-term employee benefits to clarify the distinction between the two. In addition, for defined-benefit plans, it removes the accounting policy choice for recognition of actuarial gains and losses and the change in measurement principles of expected return on plan assets (see also Note 25).

IAS 28 (as revised in 2011)	Investments in Associates and Joint Ventures (1)

IAS 32 (as revised in 2011)	Financial Instruments: Presentation (1)

Amendments to IFRS 10, IFRS 11 and IFRS 12	Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance (1)

IAS 1	Presentation of Items of Other Comprehensive Income (1)

The amendments introduce new terminology for the statement of comprehensive income and income statement. Under the amendments to IAS 1, the ‘statement of comprehensive income’ is renamed the ‘statement of profit or loss and other comprehensive income’ and the ‘income statement’ is renamed the ‘statement of profit or loss’ The amendments to IAS 1 retain the option to present profit or loss and other comprehensive income in either a single statement or in two separate but consecutive statements. However, the amendments to IAS 1 require items of other comprehensive income to be grouped into two categories in the other comprehensive income section: (a) items that will not be reclassified subsequently to profit or loss and (b) items that may be reclassified subsequently to profit or loss when specific conditions are met. Income tax on items of other comprehensive income is required to be allocated on the same basis – the amendments do not change the option to present items of other comprehensive income either before tax or net of tax. Other than the above mentioned presentation changes, the application of the amendments to IAS 1 does not result in any impact on profit or loss, other comprehensive income and total comprehensive income.

(1)       Effective for annual periods beginning on or after 1 January 2013.
(2)       Effective for annual periods beginning on or after 1 January 2015.

The directors anticipate that except for the adoption of IFRS 11- "Joint Arrangements" and IAS 19 (as revised in 2011)"Employee Benefits", the adoption of the other Standards and Interpretations in future periods will have no material impact on the financial statements of the Group.

The consolidated financial statements are presented in Euro as the majority of the operations of the Group are denominated in Euros. Thus, the Euro is the Group’s presentation currency.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.1          Financial statements under International Financial Reporting Standards ("IFRS") (Cont.)

The principal accounting policies adopted are set out below:

Use of Estimates:

The preparation of the accompanying consolidated financial statements in accordance with IFRS requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the stated amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

2.2          Basis of consolidation:

(i)       Subsidiaries

Subsidiaries are those entities controlled, directly or indirectly, by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Income and expenses of subsidiaries acquired or disposed of during the year are included in the consolidated statement of profit or loss and other comprehensive income from the effective date of acquisition and up to the effective date of disposal, as appropriate. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Group. All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

(ii)       Associates

Associates are those entities in which the Company has a direct or an indirect significant influence, but not control, over the financial and operating policies. Associates are included in the consolidated financial statements under the equity method of accounting under which the investment is initially stated at cost and increased or decreased by the Group's share of the total recognised gains and losses of associates on an equity accounted basis, from the date that significant influence commences until the date that significant influence ceases. When the Group's share of losses exceeds the carrying amount of the associate, the carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

Any excess of the cost of acquisition over the Group's share of the net fair value of the identifiable assets, liabilities and contingent liabilities of an associate recognised at the date of acquisition is recognised as goodwill, which is included within the carrying amount of the investment. Any excess of the Group's share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.2          Basis of consolidation: (Cont.)

(ii)       Associates (Cont.)

When circumstances exist, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 "Impairment of Assets", as a single asset, by comparing its recoverable amount (higher of value in use and fair value less costs to sell) with its carrying amount. Any impairment loss recognised forms a part of the carrying amount of the investment. Any reversal of that impairment loss is recognised to the extent that the recoverable amount of the investment subsequently increases.

(iii)     Jointly controlled entities

Jointly controlled entities are those entities over whose activities the Group has joint control under contractual arrangement. The financial statements include the Group's proportionate share of the jointly controlled entities' assets, liabilities, revenue and expenses with items of a similar nature on a line-by-line basis, from the date that joint control commences until the date that joint control ceases.

Up to and including December 2011, PBS and CHL were accounted for in Vasanta's consolidated financial statements under IAS 27- "Consolidated and Separate Financial Statements" ("IAS 27"). Vasanta was included in QLI's financial statements under IAS 31- "Interest in Joint Ventures" (IAS 31"). From March 2012, CHL is included in BPS's financial statements under IAS 28- "Investments in Associates"  while PBS is still included in Vasanta's financial statements  under IAS 27 and Vasanta in the Company's financial statements  under IAS 31. Effective January 1, 2013, as per IFRS 11-"Joint Arrangements", this investment is to be reported under the equity method, retrospectively from January 1, 2012.

The effect of the future implementation of IFRS 11 on the Company's 2012 financial statements will be as follows:

	31 December 2012
	As presented in these financial statements	Effect of change	As will be presented after effect of IFRS 11

Cash and cash equivalents	7,038	(4,632)	2,406
Other current assets	4,037	9	4,046
	11,075	(4,623)	6,452

Property, plant and equipment	37,576	(5,160)	32,416
Investment in an associated company	14,586	12,066	26,652
Other non-current assets	8,803	(4,362)	4,441
	60,965	2,544	63,509

Current Liabilities	(13,070)	164	(12,906)

Other long term liabilities	(10,587)	1,915	(8,672)
Long term deferred taxes	(96)	-	(96)
Other non-current liabilities	(710)	-	(710)
	(11,393)	1,915	(9,478)

	47,577	-	47,577

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.2         Basis of consolidation: (Cont.)

(iii)       Jointly controlled entities (Cont.)

	Year ended 31 December 2012
	As presented in these financial statements	Effect of change	As will be presented after effect of IFRS 11
Revenues	31,552	(11,381)	20,171

Cost of revenues	(28,663)	11,114	(17,549)
Selling and marketing expenses	(7,064)	3,052	(4,012)
General and administrative expenses	(7,253)	2,407	(4,846)
Other operating expenses	(1,508)	799	(709)
Share of results of associated company	(7,975)	(17,882)	(25,857)
Impairment of investment in an associated company	(46,666)	46,666	-
Profit on deem disposal of subsidiary	33,580	(33,580)	-
Operating profit (loss)	(39,997)	1,195	(38,802)
Investment income	135	64	199
Finance costs	(1,740)	356	(1,384)
Foreign exchange gain (loss)	261	(199)	62
Profit before tax	(35,341)	1,416	(33,925)
Tax benefit (expense)	(533)	(477)	(1,010)
Profit (loss) from continued operations	(35,874)	939	(34,935)
Loss from discontinued operations	(3,597)	-	(3,597)
Total profit for the year	(39,471)	939	(38,532)

Realization of translation reserve due to the disposal and deem disposal of subsidiaries	11,107	-	11,107
Exchange differences arising on translation of foreign operations	(1,085)	-	(1,085)

Total comprehensive loss for the year	(29,449)	939	(28,510)

Profit (loss) for the year attributable to:
Equity holders of the parent	(37,840)	-	(37,840)
Non- controlling interests	(1,631)	939	(692)
	(39,471)	939	(38,532)

Total comprehensive income (loss) for the year attributable to:
Equity holders of the parent	(27,803)	-	(27,803)
Non-controlling interests	(1,646)	939	(707)
	(29,449)	939	(28,510)

There is no effect of the implementation of IFRS 11 on the Company's Equity and net profit for the year attributable to the equity holders of the parent.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.2          Basis of consolidation: (Cont.)

(iv)      Transactions eliminated on consolidation

Intra-Group balances and transactions, and any unrealised gains arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with jointly controlled entities and associates are eliminated to the extent of the Company's interest in the entity. Unrealised gains arising from transactions with associates are eliminated against the investment in the associate. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

(v)       Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any.

For the purposes of impairment testing, goodwill is allocated to each of the Group's cash-generating units (or groups of cash-generating units) that is expected to benefit from the synergies of the combination.

A cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognised directly in profit or loss. An impairment loss recognised for goodwill is not reversed in subsequent periods.

On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

(vi)      The Group's policy for goodwill arising on the acquisition of an associate is described at note .2(ii).

2.3          Foreign currency transactions

(i)	The New Israeli Shekel ("NIS") is the Company’s functional currency. The Euro is the Group's presentation currency, due to the majority of the Group's activities being denominated in Euro.

Transactions in foreign currencies (currencies other than those of each of the functional currencies of Group entities), are translated to the functional currency of the relevant entity within the Group at the foreign exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the income statement. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to the functional currency of each of the Group’s entities at foreign exchange rates ruling at the dates that the fair values were determined. Non-monetary items, which are measured in terms of historical cost in a foreign currency, are translated using the exchange rate at the date of the transaction.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.3         Foreign currency transactions (Cont.)

(i)       (Cont.)

For the purposes of presenting consolidated financial statements, the assets and liabilities of the Group's foreign operations are translated into Euro using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity (attributed to non-controlling interests as appropriate).On the disposal of a foreign operation all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss.

(ii)       Financial statements of entities whose functional currency is other than the Euro

The Group’s operating entities use the currency of the country in which they are domiciled as their functional currency, as this best reflects the economic substance of the underlying events and circumstances relating to that entity. Each entity within the Group translates its foreign currency transactions and balances into its functional currency as described in 2.3(i).

 Representative rates of exchange of the NIS and Dollar against the Euro and the percentage change there to:

	Exchange Rate	Exchange Rate
	NIS	Dollar
Date of financial statements:
December 31, 2012	0.203	1.318
December 31, 2011	0.202	1.292

Change in % for the year ended:
December 31, 2012	4.95	2.01
December 31, 2011	(4.30)	(3.22)

2.4         Cash and Cash Equivalents

Cash and cash equivalents include deposits that may be withdrawn immediately and fixed-term deposits that have an original maturity, measured from the time of the deposit is made, not exceeding three months.

2.5          Revenue recognition:

Gaming revenue is the net win from gaming activities, which is the difference between gaming wins and losses, and is stated net of direct tax on gross gaming revenue as required by IAS 18.

Other revenues are measured at the fair value of the consideration received or receivable and represent amounts receivable for goods and services provided in the normal course of business, net of discounts, VAT and special tax on entrance tickets.

Interest income is accrued on a time basis by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset's net carrying amount on initial recognition.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.6          Property, plant and equipment:

Fixed assets (Property, plant and equipment) excluding land, are stated at cost less depreciation.  Depreciation is charged on a straight-line basis at the following annual rates, which are estimated to write the assets off over their estimated useful life.

Classification	Rate

Building and building installations	3% - 20%
Casino gaming electric and electronic equipment	15% - 25%
Casino gaming tables and accessories	10% - 30%
Vehicles	15%
Computers	30%
Furniture and equipment	10% - 30%

2.7          Borrowing costs:

Borrowing costs are recognised in the income statement in the period in which they are incurred.

2.8          Leases:

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Rentals payable or receivable under operating leases are charged to the income statement on a straight- line basis over the term of the relevant lease.

2.9          Provisions for retirement benefits:

The Group has not established any separate retirement benefit plan for its retiring employees as their pension liability is primarily covered by state or other sponsored funds.  Employees are required to contribute a certain percentage of their salaries to those funds with the employer also contributing a defined portion.  Such contributions are expensed as incurred for as required by IAS19.  Upon retirement, the funds are liable for paying retirement benefits.

Israeli law and labour agreements determine the obligations of the Group to make severance payments to dismissed employees of its Israeli companies and to employees leaving employment under certain other circumstances. The obligation for severance pay benefits, as determined by Israeli law, is based upon length of employment and the employee’s most recent salary. The liability is substantially covered through insurance policies.

The Group has no obligations upon retirement of personnel of the Casino in Cambodia.

Upon retirement, personnel of the CHL and Rhodes Casino, are entitled to a retirement payment which is equal to 40% of the amount that would be payable in case of involuntary termination calculated according to the provision of Greek Labour Law, which takes into account the employees compensation on retirement and the length of service with the Greek companies. For this unfunded defined benefit retirement benefit plan the cost of providing the benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.9         Provisions for retirement benefits: (Cont.)

Actuarial gains and losses which exceed 10% of the greater of the present value of the Group’s defined benefit obligation and the fair value of plan assets as at the end of the prior year are amortised over the expected average remaining working lives of the participating employees.  Past service cost is recognised immediately to the extent that the benefits are already vested and otherwise is amortised on a straight-line basis over the average period until the amended benefits become vested.

The amount recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised actuarial gains and losses and unrecognised past-service cost.

Defined Contribution Plans

Payments to defined contribution retirement benefit plans are recognised as an expense when employees have rendered service entitling them to the contributions.

The Group has not established any separate retirement benefit plan for its retiring employees as their pension liability is primarily covered by state sponsored funds. Employees are required to contribute a certain percentage of their salaries to those funds with the employer also contributing a defined portion. Payments made to state sponsored funds are dealt with as payments to defined contribution plan as the Group’s obligations and limited to the contribution paid. Upon retirement, the state funds are liable for paying retirement benefits.

Amendments to IAS 19

IAS 19 (2011), effective from January 1, 2013, changes the definition of short-term and other long-term employee benefits to clarify the distinction between the two.

The amendments to IAS 19 change the accounting for defined benefit plans and termination benefits. The most significant change relates to the accounting for changes in defined benefit obligations and plan assets. The amendments require the recognition of changes in defined benefit obligations and in fair value of plan assets when they occur, and hence eliminate the 'corridor approach' permitted under the previous version of IAS 19 and accelerate the recognition of past service costs. The amendments require all actuarial gains and losses to be recognised immediately through other comprehensive income in order for the net pension asset or liability recognised in the consolidated statement of financial position to reflect the full value of the plan deficit or surplus.

Another significant change to IAS 19 relates to the presentation of changes in defined benefit obligations and plan assets with changes being split into three components:

•	Service cost – recognised in profit or loss and includes current and past service cost as well as gains or losses on settlements.

•
Net interest – recognised in profit or loss and calculated by applying the discount rate at the beginning of the reporting period to the net defined benefit liability or asset at the beginning of each reporting period.

•
Remeasurement – recognised in other comprehensive income and comprises actuarial gains and losses on the defined benefit obligation, the excess of the actual return on plan assets over the change in plan assets due to the passage of time and the changes, if any, due to the impact of the asset ceiling.

As a result, the profit or loss will no longer include an expected return on plan assets; instead, imputed finance income is calculated on the plan assets and is recognised as part of the net interest cost in profit or loss. Any actual return above or below the imputed finance income on plan assets is recognised as part of remeasurement in other comprehensive income.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.9          Provisions for retirement benefits: (Cont.)

The effect of the implementation of IAS 19 (2011) on the Company's consolidated statements of financial position as of December 31, 2012 is the transfer within equity of an accumulated deficit of 742 € to reserve for share in other comprehensive income of associated companies. No other balances will be affected.

	Year ended 31 December 2012
	As presented in these financial statements	Effect of change	As will be presented after effect of IAS 19

Revenues	31,552	-	31,552

Cost of revenues	(28,663)	-	(28,663)
Selling and marketing expenses	(7,064)	-	(7,064)
General and administrative expenses	(7,253)	-	(7,253)
Other operating expenses	(1,508)	-	(1,508)
Share of results of associated company	(7,975)	(69)	(8,044)
Impairment of investment in an associated company	(46,666)	811	|(45,855)
Profit on deem disposal of subsidiary	33,580	(1,705)	31,875
Operating loss	(33,997)	(963)	(34,960)
Investment income	135	-	135
Finance costs	(1,740)	-	(1,740)
Foreign exchange gain	261	-	261
Loss before tax	(35,341)	(963)	(36,304)
Tax benefit	(533)	-	(533)
Loss from continued operations	(35,874)	(963)	(36,837)
Loss from discontinued operations	(3,597)	-	(3,597)
Total loss for the year	(39,471)	(963)	(40,434)

Share of other comprehensive income of associated company	-	(742)	(742)
Realization of translation reserve due to the disposal and deem disposal of subsidiaries	11,107	-	11,107
Exchange differences arising on translation of foreign operations	(1,085)	-	(1,085)
Total comprehensive loss for the year	(29,449)	(1,705)	(31,154)

Profit (loss) for the year attributable to:
Equity holders of the parent	(37,840)	(963)	(38,803)
Minority interests	(1,631)	-	(1,631)
	(39,471)	(963)	(40,434)
Total comprehensive income (loss) for the year attributable to:
Equity holders of the parent	(27,803)	(1,705)	(29,508)
Non-controlling interests	(1,646)		(1,646)
	(29,449)	(1,705)	(31,154)
Loss per share:
From continued operations – basic and diluted (₵)	(5.6)	(0.2)	(5.8)
From discontinued operations – basic and diluted (₵)	(0.6)	-	(0.6)
	(6.2)	(0.2)	(6.4)

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2   -        SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.9          Provisions for retirement benefits: (Cont.)

The effect of the implementation of IAS 19 on the Company's equity opening balance as of January 1, 2012 will be as follows:

Equity
Balance as of January 1, 2012	80,053
The effect of change	1,705
81,758

The change in the Company's equity opening balance derives from unrecognized actuarial gains and unrecognized past service costs.

2.10        Tax:

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method.  Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised.  A deferred tax asset is only recognised for the carry forward of unused tax losses to the extent that it is probable that future taxable profits will be available against which unused tax losses can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised.  Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset and included net only when their release will be offset against one another either because they arise in the same entity for tax purposes, because of tax laws in the relevant tax jurisdiction or because assets and liabilities in different tax entities arise because of the same event.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, except where the Group is able to control the reversal of temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.11       Non-current assets held for sale:

Non-current assets are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the non-current asset is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

Non-current assets classified as held for sale are measured at the lower of their previous carrying amount and fair value less costs to sell.

2.12       Intangible Assets:

Intangible assets with finite useful lives other than goodwill are measured initially at purchased cost and are subsequently carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation is recognised on a straight-line basis over their estimated useful lives. The estimated useful life and amortisation method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses.

2.13        Impairment:

The carrying amounts of the Group's noncurrent assets, other than deferred tax assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset's recoverable amount is estimated. For intangible fixed assets that are not yet available for use, the recoverable amount is estimated at each balance sheet date. Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

An impairment loss is recognised whenever the carrying amount of an asset exceeds its recoverable amount. Impairment losses are recognised in the income statement.

The recoverable amounts of the cash generating units (CGU's) are determined from value in use calculations. The key assumptions for the value in use calculations are those regarding the discount rates. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the cash generating units.

An impairment loss is reversed, except in respect to goodwill, if the subsequent increase in the recoverable amount can be related objectively to an event occurring after the impairment loss was recognised.

In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

2.14        Financial assets and liabilities

The Group’s financial assets and liabilities consist mainly of cash and banks, receivables and payables.  Fair value represents the amount at which an asset could be exchanged or liability settled on arm's length basis.  Where in the opinion of management, the fair values of financial assets and liabilities differ materially from their book values, such fair values are disclosed in the notes to the financial statements.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 2  -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.15        Segment reporting

An operating segment is a component of an entity:

•	that engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity) ;
•	whose operating results are reviewed regularly by the entity's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance and ;
•	for which discrete financial information is available

The Groups business segments are identical to its geographical segments and are based on the location of its projects. See Note 31 for the change in the manner of the segment presentation.

NOTE 3  -      CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

Critical judgements and estimations in applying the Group’s accounting policies

In the process of applying the Group’s accounting policies, which are described in note 2, management has made the following judgements that have the most significant effect on the amounts recognised in the financial statements:

Judgments with respect to actuarial assumptions

The assessment of actuarial assets and liabilities requires management to exercise judgement in regards to a number of underlying assumptions including the rate of future pay rises, the rate of leavers and other actuarial assumptions in regards to mortality rates. See Note 25 for further details of these actuarial assumptions.

Judgments with respect to contingent liabilities

For the assessment of claims made against the Company and its subsidiaries, the Company relies on its' appointed legal counsel opinion. Such assessments are based on the professional judgments, extensive experience of the legal counsels in dealing with various issues, as well as consideration of the stage of the proceedings. Since decisions regarding the aforementioned claims against the company are ultimately to be decided in court, final court rulings may differ from the assessments made by the company based on its legal advisory. See Note 32 for further details of these contingent liabilities.

Judgments with respect to investments in subsidiaries and associates.

The Fair Value of investments in subsidiaries and associates, if needed, is calculated using certain valuation methods, most commonly by Discounted Cash Flow, with the discounted rate being applied based on comparable items with similar risk attributes. Changes in the Discounted Cash Flow estimates and the current discount rate estimates in consideration of liquidity risks, credit risks and volatility may influence the fair value of these investments.  See Note 16 for further details of these investments in subsidiaries and associates.

Judgments with respect to impairment

For the assessment of impairment, if needed, the Company and its subsidiaries make estimate future cash flows expected to be derived from continuing use of the asset or cash generating unit to which the asset belongs, and the appropriate discount rate to estimate these cash flows.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 4  -     REVENUES

Composition:

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0

Gross gaming revenues	36,993	96,885	115,345

Food and beverage revenues	5,359	6,181	5,785
Entrance tickets (net)	385	971	1,090
Hotel revenues	404	1,723	1,128
Rental revenues	50	421	143
Sundry revenues	461	923	890
Total other revenues	6,659	10,219	9,036

Total Revenues	43,652	107,104	124,381
Tax on gross gaming revenues	(11,392)	(29,882)	(36,198)
Municipality tax (*)	(708)	(1,900)	(2,280)
Revenues per income statement	31,552	75,322	85,903

(*) Tax paid to the Greek government calculated as 33% of gaming revenues.

NOTE 5  -      COST OF REVENUES

Composition:

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0

Staff costs	15,357	34,366	36,787
Food and beverage	1,986	2,064	2,039
Maintenance	304	741	865
Rent	963	818	980
Utilities	1,173	1,665	1,757
Amortisation	197	1,074	1,428
Depreciation	5,108	10,516	10,191
Greek Tourist Organisation – duties	679	954	954
Other	2,896	6,692	4,836
Total	28,663	58,890	59,837

NOTE 6  -     SELLING AND MARKETING EXPENSES

Composition:

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0

Advertising and marketing expenses	6,162	14,218	16,664
Junketeers	411	1,267	663
Staff costs	491	452	525
Total	7,064	15,937	17,852

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 7  -     GENERAL AND ADMINISTRATIVE EXPENSES

Composition:

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0

Staff costs	3,704	7,467	8,815
Audit fees	483	577	680
Other professional services	1,547	3,558	6,338
Gratuities, donations	30	618	693
Bank charges	15	119	86
Other costs	1,474	2,992	2,867
Total	7,253	15,331	19,479

NOTE 8  -      OTHER OPERATING EXPENSES

Composition:

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0

Impairment of fixed assets	1,291	1,400	-
Other costs	217	1,451	390
Total	1,508	2,851	390

NOTE 9  -      INVESTMENT INCOME

Comprise mainly, for all years presented, from Interest on bank deposits and loans granted.

NOTE 10  -   FINANCE COSTS

Comprise mainly, for all years presented, from Interest on borrowings.

NOTE 11  -   TAX

Composition:

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0

Current tax	(40)	(162)	(1,795)
In respect of prior years	-	454	(4,060)
Deferred tax (Note 17)	(493)	732	76
	(533)	1,024	(5,779)
Tax Rates

In Israel, normal income taxation for the year ended 31 December 2012 is calculated at 25% (2011: 24%, 2010: 25%) of the estimated assessable profit for the year.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 11  -   TAX  (Cont.)

Tax Rates (Cont.)

Based on an agreement reached with the Israeli tax authorities in 2002, the Company paid the tax authorities an amount of approximately € 3 million as taxes with respect to the transfer of the holding in the casino in Loutraki. This payment covers Vasanta’s tax liability with respect to the Company’s taxable income resulting from the operations in Loutraki up to an amount of € 405 million.

The Company has at 31 December 2012 a net operating loss carried forward in an amount of approximately € 21 million for which no tax asset was recorded (At 31 December  2011 the Company's net operating loss carried forward  amounted to approximately € 18 million)

For Greece based projects, normal income taxation for the year ended 31 December 2012 was calculated at 20% (2011: 20%, 2010: 24%) of the estimated assessable profit for the year.

According to a new tax law adopted by the Greek Parliament in April 2010, taxation of profits and dividends of Greek companies has radically changed. The regular tax rate of 24% applied on retained profits decreased to 20% in the year 2011 and on. Upon distribution of dividends, the tax will increase to a total of 40% on profits from the year 2010. However, the tax rate for the activities of the joint venture with the Municipality of Loutraki will increase to 25% on profits from the year 2010 with no additional taxation applied upon dividend distributions.

In May 2010, following the economic crisis in Greece, the Greek Parliament approved a one-off tax  calculated on the basis of the 2009 profits resulting in an additional tax charge to the Group of € 2.1 million included in the Group's consolidated statements of comprehensive loss for the year ended 31 December 2010.

According to a new tax law adopted by the Greek Parliament in January 2013, taxation of profits of Greek companies has changed. The regular tax rate of 20% applied on retained profits increased to 26% in the year 2013 and on. The tax rate for the activities of the joint venture with the Municipality of Loutraki will increase from 25% to 33% on profits from the year 2013. The effect of the increase of the taxation of profits is not expected to have a material effect on the Company's results of operations.

Taxation for other jurisdictions, which was immaterial for all periods presented, is calculated at the rates prevailing in the respective jurisdictions.

Reconciliation to regular tax rates

The charge for the year can be reconciled to the profit per the income statement as follows:

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0
Loss before tax:	(35,341)	(18,188)	(15,221)
Tax at the Israeli corporation tax rate of 25% (2011: 24%; 2010: 25%)	(8,835)	(4,365)	(3,805)
Tax effect of share of results of associated company	1,994	-	-
Tax effect of expenses that are not deductible in determining taxable profit	386	1,931	2,335
Losses for which no deferred tax asset was recognized	3,541	1,299	3,453
Effect of lower tax rate on interest income	-	(3)	(1)
Tax effect of change in future tax rates	-	-	(262)
Unrecognized deferred tax on profit on deem disposal of subsidiary	(8,396)	-	-
Effect of impairment of investment in an associated company	11,667	-	-
Effect of different tax rates of subsidiaries operating in other jurisdictions	176	568	(1)
Effect of tax for prior years (*)	-	(454)	4,060
Tax expense for the year	533	(1,024)	5,779

(*)	The effect of tax for prior year includes in 2010 the amounts of € 2.1 million for the one- time special tax contribution in Greece as mentioned above.

See also Note 32 with respect to tax contingencies in Greece and Cambodia.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 12  -   DISCONTINUED OPERATION

The Company held, as at 31 December 2011, through Israeli and foreign corporations under its control, 83.3% of the issued and paid up share capital of a Romanian company known as Queen Investments Inc. S.R.L. (the "Palace Casino"), which had a license from the Romanian Government, for operating a casino and hotel in the city of Bucharest.

In August 2011, due to ongoing losses, the Group's management decided to dispose its controlling interest in the operating segment in Romania. As a result, in January, 2012 Tempotest (QLI's subsidiary and the parent company of Queen Investments) signed an agreement with an unrelated investor for the issuance of newly issued shares to the investor (representing a 51% controlling interest in Queen Investments) for a total consideration of €700 of which €400 have yet not been paid. On 3 May, 2012 the Company received a notice from the investor stating that he has no intention to transfer the additional €400 he was obligated to pay according to the agreement with him and that he had a number of doubts regarding the transaction. The Company has resolved not to take any legal action against the Investor.

The transaction has been accounted for as a disposal of the operating segment in Romania effective January 1 2012 (due to the immaterial effect of the operating segment in Romania on the Group's results of operations during the three month period ended 31 March).

On 24 May 2012, the Romanian court authorized a bankruptcy procedure for Queen Investments and appointed a special court appointed manager in order to convene a creditors meeting and to corporate of all the company's assets. Queen Investments is currently undergoing bankruptcy proceedings.

The investment carrying amount in the Group's consolidated financial statements as at 31 December 2012 is zero.

The results of the discontinued operation for the relevant years were as follows:

	Year ended December 31,
	2 0 1 2	2 0 1 1	2 0 1 0

Revenues	-	10,718	10,393
Operating costs	-	(14,097)	(12,937)
Finance costs, net	-	216	(567)
Other expenses	-	(*)(2,141)	(1,327)
Loss before tax	-	(5,304)	(4,438)
Income tax	-	(750)	(705)
Loss for the period	-	(6,054)	(5,143)

(*)	Including impairment in the amount of €1,6 million related to the discontinued operation.

The cashflows of the discontinued operation for the relevant years were as follows:

	Year ended December 31,
	2 0 1 2	2 0 1 1	2 0 1 0

Net cash used in operating activities	-	(2,827)	(2,708)

Net cash from (used in) investing activities	-	(57)	1,351

Net cash used in financing activities	-	-	-

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 12  -   DISCONTINUED OPERATION (Cont.)

Translation differences from discontinued operation:

	Year ended December 31,
	2 0 1 2	2 0 1 1	2 0 1 0

Change during the period	-	176	(739)

Accumulated translation differences from disposal of operations in Romania	3,581	-	-

The balance of the discontinued operation as at 31 December, 2011 was as followed:

December 31,
2 0 1 1
Non-current assets
Intangible assets	66
Property, plant and equipment	573
Investment property	201
Other long term receivables	188
Total non-current assets	1,028
Current assets
Inventories	184
Trade and other receivables	713
Cash and cash equivalents	586
1,483

Total assets	2,511

Current liabilities
Accounts payable	(803)
Current tax liabilities	(265)
Other current liabilities	(1,406)
Total current liabilities	(2,474)
Non-current liabilities
Deferred tax	(121)
Provision for retirement benefits	(31)
Total non-current liabilities	(152)

Total liabilities	(2,626)
Net liabilities disposed of	(115)
Consideration received, net	(192)
Transfer to profit and loss of translation reserve	3,581
Disposal of non-controlling interests	323
Loss on disposal	3,597

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 13  -   LOSS PER SHARE

The calculation of the basic and diluted loss per share is based on the following data:

	Year ended 31 December,
	2 0 1 2	(*)2 0 1 1	(*)2 0 1 0

Losses for the purposes of basic and diluted loss per share being net loss from continued operations attributable to equity holders of the parent	(37,840)	(20,403)	(23,855)

Number of shares used for EPS calculation	501,149,899	485,526,881	485,526,881

Number of shares used for diluted EPS calculation	501,149,899	485,526,881	485,526,881

(*) Restated to reflect share issuance as a result of exercise of rights (see note 1.1)

NOTE 14  -   INTANGIBLE ASSETS

	Gaming Licences	Goodwill	Other intangibles	Total
Cost
Balance as at 1 January 2011	23,075	2,273	599	25,947
Additions	-	-	7	7
Reclassification to assets related to discontinued operations held for sale	(44)	-	(71)	(115)
Exchange differences	(24)	-	-	(24)
Balance as at 31 December 2011	23,007	2,273	535	25,815
Additions	-	-	1	1
Deconsolidation due to deem disposal	(15,770)	(139)	(504)	(16,413)
Exchange differences	(249)	-	19	(230)
Balance as at 31 December 2012	6,988	2,134	51	9,173

Accumulated amortisation
Balance as at 01 January 2011	15,986	-	337	16,323
Amortization for the year	898	-	86	984
Reclassification to assets related to discontinued operations held for sale	(42)	-	(7)	(49)
Exchange differences	(22)	-	-	(22)
Balance as at 31 December 2011	16,820	-	416	17,236
Amortization for the year	171	-	26	197
Deconsolidation due to deem disposal	(9,890)	-	(396)	(10,286)
Exchange differences	(113)	-	-	(113)
Balance as at 31 December 2012	6,988	-	46	7,034

Net book value as at 31 December 2012	-	2,134	5	2,139

Net book value as at 31 December 2011	6,187	2,273	119	8,579

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 15                 -     PROPERTY, PLANT AND EQUIPMENT

	Land, Building & Installations	Casino Gaming Electric & Electronic Equipment	Furniture And Equipment	Vehicles	Assets Under Construction	Total
Cost
Balance as at 1 January 2011	140,173	27,814	30,830	971	1,715	201,503
Additions	1,256	729	1,060	86	740	3,871
Disposals	-	(99)	(9)	(189)	-	(297)
Reclassification to assets related to discontinued operations	(4,465)	(3,093)	(415)	(57)	-	(8,030)
Transfers	1,329	(66)	280	(15)	(1,940)	(412)
Exchange differences	470	(22)	(64)	(13)	-	371
Balance as at 31 December 2011	138,763	25,263	31,682	783	515	197,006
Additions	25	217	854	-	6	1,102
Disposals	(735)	-	-	(193)	-	(928)
Deconsolidation due to deem disposal	(81,219)	(19,031)	(20,476)	(532)	(521)	(121,779)
Transfers	(665)	-	-	-	-	(665)
Exchange differences	(654)	(82)	(132)	61	-	(807)
Balance as at 31 December 2012	55,515	6,367	11,928	119	-	73,929
Accumulated Depreciation
Balance as at 1 January 2011	37,294	21,626	24,541	697	-	84,158
Additions	6,211	2,398	2,415	64	-	11,088
Disposals	-	(64)	-	(124)	-	(188)
Reclassification to assets related to discontinued operations	(4,616)	(2,558)	(257)	(26)	-	(7,457)
Impairment related to discontinued operations	1,662	-	-	-	-	1,662
Transfers	(1)	(66)	(327)	(1)	-	(395)
Exchange differences	260	(38)	(67)	(5)	-	150
Balance as at 31 December 2011	40,810	21,298	26,305	605	-	89,018
Additions	3,608	613	1,008	29	-	5,258
Disposals	-	-	-	(47)	-	(47)
Deconsolidation due to deem disposal	(24,301)	(15,712)	(16,984)	(477)	-	(57,474)
Impairment	556	-	-	-	-	556
Transfers	(665)	-	-	-	-	(665)
Exchange differences	(149)	(64)	(79)	(1)	-	(293)
Balance as at 31 December 2012	19,859	6,135	10,250	109	-	36,353
Net book value as at 31 December 2012	35,656	232	1,678	10	-	37,576
Net book value as at 31 December 2011	97,953	3,965	5,377	178	515	107,988

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 16  -   ASSOCIATED COMPANY

Up until and including the Company's 2011 financial statements, the financial information of CHL was proportionally consolidated in the Company's consolidated financial information in accordance with IAS 31 – "Interests in Joint Ventures", based on the joint control the Company has in Vasanta and the direct and indirect control of Vasanta in a chain of companies, ultimately controlling CHL.

During the first quarter of 2012, due to changes made in CHL's BOD without the ability of PBS and the Company to object and of which PBS and the Company were  not  a part, the Company is of the opinion that PBS has lost control in CHL (resulting in the loss of the Company's indirect joint control in CHL). As result, and since March 31, 2012, PBS's holding in CHL (and accordingly the Company's indirect holding in CHL) is accounted for under the Equity Method, as prescribed in IAS 28 – "Investments in Associates".

The Company's consolidated statements of comprehensive income (loss) include the results of operations of CHL under the proportionate consolidation method only for the three months ended 31 March, 2012.

As part of the transaction, the Group recorded a negative cash flow of €5,7 million in investing activities in its cash flow statements, equivalent to 50 percent of CHL's cash and cash equivalents at the date of the transaction.

The loss of control in CHL and transition to the Equity Method was treated as a deem disposal of CHL's net assets and the recognition of the Company's interest in CHL under the equity method of accounting, at fair value, as at the date of loss of control. In addition, the translation reserve regarding the company's holdings in CHL was transferred to profit and loss. The abovementioned, resulted in a profit of €33,6 million, recognized in the Group's consolidated statements of comprehensive income under "Profit on deem disposal of subsidiary."

(1)	The balance of the associated company at the date of loss of control was as follows:

As at March 31
2 0 1 2
Non-current assets
Intangible assets	4,080
Property, plant and equipment	126,650
Deferred tax asset	5,768
Other long term receivables	2,561
Total non-current assets	139,059
Current assets
Inventories	486
Trade and other receivables	3,157
Cash and cash equivalents	11,458
Total current assets	15,101

Total assets	154,160
Current liabilities
Accounts payable	(4,981)
Current tax liabilities	(1,563)
Other current liabilities	(29,641)
Bank overdraft and loans	(37,000)
Total current liabilities	(73,185)
Non-current liabilities
Other long-term liabilities	(6,035)
Deferred tax	(1,680)
Provision for retirement benefits	(10,696)
Total non-current liabilities	(18,411)

Total equity	62,564

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 16  -   ASSOCIATED COMPANY (Cont.)

(2)	The profit on deem disposal of the subsidiary was as follows:

Net assets disposed of	(31,282)
Disposal of surplus on investment	(3,836)
Investment in associate acquired	69,342
Transfer to profit and loss of translation reserve	(7,526)
Disposal of non-controlling interests	6,882
Profit on deem disposal	33,580

(3)
Since March 31 2012 (the date for which the profit from the deem disposal was calculated and recorded), there was an adverse effect on the Greek economy and the results of operations of CHL comparing to the information that was used for the calculation of the profit from the deem disposal. This information was based on projections made as per the macro and micro conditions and anticipations at that time. These indications raised the need for an impairment examination of the Company's investment in CHL.

As it is further elaborate in Note 1.3, CHL's 2013 budget is showing a significant loss and additional negative cash flow for which no funding source is available.

 In light of the negative cash flow and budget deficit for 2013 as presented by CHL management, the Company's management asked for explanations on how CHL management is going to finance the deficit and asked for expected cash flow for five years. CHL management consistently refused to give explanations and predictions as requested, despite numerous requests, stating that "in view of the economic situation in Greece responsible management is unable to provide credible predictions ". Regardless of the aforementioned continued refusal of CHL's management to provide forecasts, CHL's  management has declared on several occasions that it has plans to further reduce operating expenses, including human force and wages and also considers the possibility using a third party for the operation of the hotel. However, the timing and success of such operations cannot be predicted.

Notwithstanding its initial claims regarding its inability to provide estimations, at the end of April 2013, CHL's management provided the Company with a five-year (2013-2017) business plan for the casino operations, including financial forecast. Nevertheless, in view of the circumstances surrounding this business plan, the continuing disagreements with B.A.T and the fact that the Company has no control or influence over CHL's operations and no detailed information as to the preparation process of the business plan and forecasts, the Company's management faces significant doubts as to the reliability and objectivity of CHL's latest management assumptions.

On May 1st, 2013, CHL's management sent a letter to its primary shareholder –PBS and stated that the aforementioned forecasts are merely business plans and cannot be referred to as the forecasts requested by the Company for any purpose.

Consequently, the Company's management had to apply its best judgment  and  base the impairment test on  a weighted combination of (a) certain assumptions made by it as to future performance of the casino as elaborated below (contributing approximately 67% to the weighted calculation) and (b) the forecasts received from CHL which resulted in zero value to CHL operation  (contributing approximately 33% to the weighted calculation). This process is adding additional uncertainty to the inherent uncertainty involved in the projections and assumptions needed for an impairment examination.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 16  -   ASSOCIATED COMPANY (Cont.)

The calculation of the value in use was done using the Discounted Cash Flow method under the following main assumptions:

•	2013 results are based on the 2013 budget approved by CHL.
•	Due to the dispute between CHL's ultimate shareholders, 2014 performance will be similar to 2013
•	Starting from 2015, it is assumed that the casino will return to be operated in an efficacious manner and enjoying the result of its cost reduction plans and marketing efforts.
•	Number of visitors growth from 2015 and on was assumed at 15% and win per visit growth from 2015 and on was assumed at 27%. The discount rate used was set at – 16%.
•	Residual growth rate – 2%.

The impairment test resulted in an impairment charge of €46.6 million in the group's consolidated statements of comprehensive income under "Impairment of investment in an associated company"

(4)	The movement in the Group's investments in associates was as follows:

Year ended 31 December 2012

Balance at beginning of year	-
Fair value at date of loss of control	69,342
Share of results of associated company	(7,975)
Translation reserve due to interest in associate	(115)
Impairment of investment in associated company	(46,666)
Balance at end of year	14,586

(5)	Summarised financial information of CHL is as follows:

As at 31 December 2012:

Total assets	135,610
Total liabilities	(91,176)
Net assets	44,434

Group's share of net assets for the year ended 31 December 2012	17,929

Total revenue	51,409

Total loss for the year	17,995

Group's share of losses of associates	7,975

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 17  -   DEFERRED TAX ASSETS

	As at 31 December
	2 0 1 2	2 0 1 1
Net deferred tax assets:
Balance beginning of year	3,280	3,061
Reclassification to discontinued operations held for sale	-	121
Deconsolidation	(2,884)	-
Movement for the year	(4)	98
Balance end of year	392	3,280
Net deferred tax assets comprise:
Accrued liabilities	6	311
Inventory items	-	91
Restructuring asset (*)	-	980
Tax losses carried forward	147	147
Provision for retirement benefit	147	1,556
VAT provision	-	41
Owned fixed assets and license fees	92	154
Total deferred tax assets	392	3,280

Net deferred tax liabilities:
Balance beginning of year	(1,679)	(2,046)
Deconsolidation	2,072	-
Movement for the year	(489)	367
Balance end of year	(96)	(1,679)
Deferred tax liabilities
Owned fixed assets and license fees	(96)	(96)
Temporary differences	-	(337)
Fair value adjustment in respect of intangible assets	-	(1,246)
Net deferred tax liabilities	(96)	(1,679)

(*)
Following the transfer of the project in Loutraki to the Group in January 2003, the Company reached an agreement with the Israeli tax authorities that resulted in a one-off payment of NIS 15 million (approximately € 3 million). This resulted in a NIS 7 million (approximately € 1.4 million) deferred tax asset arising from temporary differences regarding the transfer of the project. This asset has been amortised as temporary differences have been realised. In 2012, due to the continuing losses of CHL, the balance of the deferred tax with this respect was charged to the tax expenses.

NOTE 18  -   OTHER LONG TERM RECEIVABLES

	As at 31 December
	2 0 1 2	2 0 1 1

Deposit in court (*)	855	845
VAT receivable	-	1,332
Loan to Agastia (**)	3,692	3,674
Pledged deposit (***)	847	843
Other	878	675
	6,272	7,369

(*)	The deposit was deposited in respect of the appeal of the tax assessment issued to Casino Rhodes. See also Note 32.
(**)	The loan is linked to the dollar and carries interest of LIBOR+2% per annum. See also Note 34.
(***)	The deposit is linked to the Euro and carries interest of 0-1% per annum. The deposit is used as collateral for a loan granted to Casino Rhodes.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 19  -   TRADE AND OTHER RECEIVABLES

	As of 31 December
	2 0 1 2	2 0 1 1

Parent company	76	-
Accrued interest and prepayments	213	1,061
Trade receivables	606	507
Income tax paid in advance	1,009	1,491
Other receivables from related parties	89	86
Other	254	761
Total	2,247	3,906

NOTE 20  -   CASH AND CASH EQUIVALENTS

	As at 31 December
	2 0 1 2	2 0 1 1

Cash on hand	1,229	4,078
Cash in banks	5,706	9,368
Time deposits	103	606
Total	7,038	14,052

Of the above amounts – in 2011: € 3,4 million was placed with Piraeus Bank, a related party of CHL.

Approximately € 1,2 million (2011: €2,4 million)  represent cash on hand that is restricted for use as per the casinos' licenses and € 4,1 million represent amounts held by PBS, which the Group cannot currently utilize due to the issues described in note 1.3 regarding the project in Loutraki.

NOTE 21  -   NON-CURRENT ASSETS HELD FOR SALE

1.
At the end of March, 2010, the Group declared its plan to dispose of an airplane which it no longer utilizes. In 2011, an impairment charge was recognized in the amount of € 1.4 million to reduce the airplane's carrying amount to its recoverable amount.

On 24 October 2012 the Group completed the sale of its jet to a third party in consideration for an aggregate net amount of approximately USD 2,2 million (excluding commissions and other expenses), recording an immaterial loss.

2.	In regarding to real estate in Bulgaria see note 1.3.

NOTE 22  -   OTHER CURRENT LIABILITIES

	As at 31 December
	2 0 1 2	2 0 1 1

Queenco (the Parent Company)	894	349
Employee related liabilities	1,961	4,547
Taxes and duties	1,604	5,798
Accruals and provisions	610	2,893
Related Parties	36	150
Customer prepayments and chips	52	576
Short-term portion of long-term liabilities (*)	2,678	2,948
Cheques payable	413	68
Other	794	1,083
Total	9,042	18,412

(*)  Including € 2 million to Queenco.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 23  -   BANK OVERDRAFT AND LOANS

Short term credit

	As at 31 December
	2 0 1 2	2 0 1 1
Consisting of:
Overdraft and short term credit (*)	10	18,509
Bank loans falling due within one year	1,000	1,000
Total	1,010	19,509
Bank Loans – in Euro	6,754	7,725
Less: Total falling due within one year	(1,000)	(1,000)
Total long-term portion	5,754	6,725

(*)	The short term loan above amounts – in 2011: € 18,5 million is from Piraeus Bank, a related party of CHL.

The terms of repayment as of 31 December as amended are as follows:

	2 0 1 2	2 0 1 1

Within one year	1,000	1,000
In the second year	1,000	1,000
In the third year	1,500	1,000
In the fourth year	1,500	1,500
In the fifth year and after	1,754	3,225
Total	6,754	7,725

Bank Loans - in Euro

The loan was granted to the Rhodes Casino.

The loan originally carried effective interest of EURIBOR +2.25% per annum spread + 0.6% contribution Law 128/75 (3.84% as at 31 December 2009) .The loan was to be repaid  in 16 instalments (September and December of each year) commencing on 31 December 2005 with the last instalment due on 30 September 2013.

The loan was secured by a pledge of the shares of the Rhodes Casino with a right of the lender to vote in case Rhodes Casino is in default.  There is also a guarantee by the company and the parent company.

Pursuant to an MOU signed in 2010, followed by an agreement dated 5 October 2011, the payment period of the loan, which as at the date of renewal has an amount outstanding of € 8.3 million, was extended until 2018. The annual interest rate is 3.5% + Euribor (three months) (as of 31 December 2012 - 3.63%) and the collaterals given by Rhodes Casino for the full payment of the loan were decreased by 50%.

As a result of the termination of the original loan agreement and the entering into a new one, the Rhodes Casino recorded a finance expense for the year ended 2010 of € 537.

Interest rate risk

Total interest costs for 2012 were € 862 (2011: € 1,5 million; 2010: € 1,5 million). Interests were EURIBOR + 3.5%-5.6%. If interest rates were 1% higher during 2012, these would have increased to € 1 million, and if interest rates had been 1% lower these would have decreased to € 659.

Liquidity risk

The Group has € 13.4 million falling due within 2013 and an additional € 11.4 million falling due after 2013. See also Note 1.2.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 24  -   OTHER LONG TERM LIABILITIES

	As at 31 December
	2 0 1 2	2 0 1 1

Queenco (the Parent Company) (*)	4,300	3,717
Social security	-	4,449
Consideration for the purchase of interest in a jointly controlled entity (**)	648	1,415
Other ( payment terms not yet determined)	2,563	2,552
Total	7,511	12,133
Less: Short-term portion	(2,678)	(2,948)
Other long-term liabilities	4,833	9,185

(*)	In 2012, € 2,9 million thousands were converted to equity through the exercise of rights described in note 1.1. The loan is linked to the CPI and bears interest of 9.5% per annum.

(**)
The present value was determined using a rate of 4.68% per annum. As of September 2011, it was agreed to postpone the repayment until December 2012. In addition, from September 2011, the loan was linked to the CPI and beard interest of 6.5% per annum. Starting November 2012, the loan is linked to the CPI and bears interest of 7.5% per annum.

NOTE 25  -   PROVISIONS FOR RETIREMENT BENEFITS

Israeli law and labour agreements determine the obligations of the Group to make severance payments to dismissed employees of its Israeli companies and to employees leaving employment under certain other circumstances. The obligation for severance pay benefits, as determined by Israeli law, is based upon length of employment and the employee’s final salary. The liability is substantially covered through purchased insurance policies.

According to Greek Law, the Group is obliged to indemnify those of its employees and lawyers on retainer who are either dismissed without cause or retire.  The amount payable is dependent on the employee’s final salary and the years of service. This retirement portion equals 40% of the amount payable on dismissal and represents an unfunded benefit plan.

The Group's liability with respect to employees in Serbia and Prague is immaterial. The group has no liability with respect to employees in Cambodia.

The movement in the net liability in the current period is as follows:

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0	2 0 0 9	2 0 0 8

At 1 January	6,469	6,091	5,848	5,340	4,835
Amounts charged to income	301	906	1,249	910	981
Reclassification to liabilities related to discontinued operations	-	(31)	-	-	-
Liabilities acquired through business combinations	-	-	-	57	-
Benefits paid directly by the Company	(712)	(497)	(1,006)	(368)	(170)
Deconsolidation	(5,348)	-	-	(91)	-
Balance 31 December	710	6,469	6,091	5,848	5,340

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 25  -   PROVISIONS FOR RETIREMENT BENEFITS (Cont.)

Amounts recognised in the income statement are as follows:

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0

Service cost	166	353	487
Interest cost	34	210	221
Net actuarial gain recognized in the year	101	-	-
Extra payments	-	343	541
Total	301	906	1,249

The amount included in the balance sheet is as follows:

	As at 31 December
	2 0 1 2	2 0 1 1

Present value of obligation	732	3,762
Unrecognised actuarial gain (loss)	(22)	2,730
Unrecognised past service cost	-	(23)
Net liability recognised in balances	710	6,469

The key assumptions used are as follows:

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0

Discount rate	3%	5.6%	5.6%
Expected rate of salary increases – depending on salary level	2%	0%	4.5%
Inflation	2.5%	2.5%	2.5%

NOTE 26  -   SHARE CAPITAL

	As at 31 December
	2 0 1 2	2 0 1 1
Number of ordinary shares, 1 New Israeli Shekel par value each:
Authorised	800,000,000	500,000,000

Issued and fully paid as at 01 January	353,453,754	353,365,670
Issued and fully paid as at 31 December	610,511,030	353,453,754

NOTE 27  -   NON DISTRIBUTABLE RESERVES

In accordance with Greek corporate legislation, which applies to CHL and the Rhodes Casino, an amount of 5% of the annual profits, as legally defined, must be transferred to a statutory reserve in the Greek entities from which no dividend can be distributed. This obligation ceases when the reserve equals one third of the issued share capital (amounting to € 2 million as at 31 December 2012).  The legal reserve may be distributed only upon the dissolution of the Greek companies or can be utilised to offset accumulated losses. The total non-distributable reserves in Rhodes Casino are approximately € 1.1 million as at 31 December 2012.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 28  -   SHARE OF PROFITS OF THE MUNICIPALITY OF LOUTRAKI

The share of profits of the Municipality of Loutraki has been computed at the agreed rate as noted in Note 1.3. There are certain disputes over the basis of computation, particularly in connection with the expenses that should be incurred by each party participating in the joint venture, and the fact that the Municipality has not provided all the property it undertook to provide in the terms of the Agreement. For additional information, refer to Note 32.

NOTE 29  -   NOTES TO THE CASH FLOW STATEMENTS

	Year ended 31 December
	2 0 1 2	2 0 1 1	2 0 1 0

Net profit (loss)	(39,471)	(23,218)	(26,143)

Adjustments for:
Depreciation of property, plant and equipment	5,258	11,237	11,010
Increase (Decrease) in provisions	(377)	520	8,002
Loss on sale of property, plant and equipment	(45)	19	518
Amortisation of intangible assets	197	984	1,488
Impairments and disposals	1,291	3,541	1,199
Profit from deemed disposal on obtaining control in an associate (Note 16)	(33,580)	-	-
Impairment of investment in an associated company	46,666
Investment income	(135)	(350)	(397)
Finance costs	1,740	2,171	1,703
Foreign exchange loss (gain)	(261)	(1,536)	2,827
Expense relating to grant of share options	(75)	294	951
Loss on disposal of discontinued operations	3,597	-	-
Share of results of associates	7,975	-	-
Operating cash flows before movements in working capital	(7,220)	(6,338)	1,158

Decrease (increase) in inventories	87	158	63
Decrease (increase) in receivables	157	182	330
Increase (decrease) in payables	4,576	7,940	(8,203)
Cash generated by operations	(2,400)	1,942	(6,652)

Income taxes paid	(167)	(2,824)	(7,232)
Interest paid	(989)	(1,260)	(834)
Net cash from operating activities	(3,556)	(2,142)	(14,718)

NOTE 30  -  CAPITAL COMMITMENTS

(a)           Commitments

In accordance with the terms of the casino licence and the agreement with the Municipality of Loutraki, CHL has undertaken to construct a 700-berth marina within 42 months after being granted the necessary permits and licences.  CHL has handed to the relevant authorities its plans which however, are delayed by the archaeological committee. CHL Management estimates the cost of construction of the marina, if at all required, will amount to approximately € 35 million.

The Rhodes Casino has leased from the Municipality of Rhodes the building in which the casino and the hotel are located, for a period up to 31 December 2026.  Monthly rent is computed as 2% of casino gross revenue, hotel and other sundry revenue. Annual rent cannot be less than € 147 adjusted annually based on inflation (since 1997). The related amounts have been accrued in the accompanying financial statements

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 30  -   CAPITAL COMMITMENTS (Cont.)

(b)           Non-cancellable operating lease commitments

	As at 31 December
	2 0 1 2	2 0 1 1	2 0 1 0

Within one year	1,058	1,381	1,247
In the second to fifth years inclusive	3,520	5,405	4,003
Total	4,578	6,786	5,250

An amount of  € 721 for operating lease was recognized in the income statement  in 2012 (In 2011- €818, in 2010 –€ 1,8 million).

For additional information, please see note 1.3 (Project in Cambodia) and note 32 (Casino Rhodes).

NOTE 31  -   SEGMENT REPORTING

Due to the loss of indirect joint control in CHL the contribution to the operations of each of the Company's location has increased and accordingly Management has decided to present each location as a reportable segment, retrospectively from 2010.

Segmental Revenues and Profit:

	Rhodes	Prague	Cambodia	Adjustments to CHL (*)	Other adjustments	Total
	Year ended 31 December 2012

Revenues	14,407	4,950	596	11,382	217	31,552
Segment profit (EBITDA before other operating expenses)	37	195	(1,003)	(3,300)	(1,905)	(5,976)
Depreciation & Amortization	1,851	1,495	34	1,980	92	(5,452)
Other operating expenses				47,464	710	(48,174)
Share of results of associates				7,975		(7,975)
Profit on disposal of subsidiary				33,580		33,580
Operating profit (loss)						(33,997)
Finance costs, investment income and Foreign exchange gain						(1,344)
Profit before tax						(35,341)

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 31  -   SEGMENT REPORTING (Cont.)

	Rhodes	Prague	Adjustments to CHL (*)	Other adjustments	Total
	Year ended 31 December 2011

Revenues	17,899	4,702	52,476	245	75,322
Segment profit (EBITDA before other operating expenses)	1,677	(103)	(471)	(3,869)	(2,766)
Depreciation & Amortization	2,114	1,456	7,701	799	(12,070)
Other operating expenses	1,149	302		1,400	(2,851)
Operating profit (loss)					(17,687)
Finance costs, investment income and Foreign exchange gain					(501)
Loss before tax					(18,188)

	Rhodes	Prague	Adjustments to CHL(*)	Other adjustments	Total
	Year ended 31 December 2010

Revenues	19,771	4,036	61,876	220	85,903
Segment profit (EBITDA before other operating expenses)	1,380	(792)	6,262	(2,262)	(4,588)
Depreciation & Amortization	2,658	501	8,683	4,011	15,853
Other operating expenses		397		(7)	390
Operating profit (loss)					(11,655)
Finance costs, investment income and Foreign exchange (loss)					(3,566)
Loss before tax					(15,221)

(*)
CHL do not meet the definition of a reportable segment since its operating results cannot be reviewed regularly by the Company's chief operating decision maker and since the Company does not make decisions about resources to be allocated to the activity.

NOTE 32  -   CONTINGENT LIABILITIES

The Company's primary contingent liabilities relate to disagreements with Moshe Bublil, the controlling shareholder of Club Hotel Eilat Ltd. (including members of its group companies, "Club Hotel") and the jointly controlling shareholder in Vasanta. As noted above, CHL is held through various Israeli and foreign corporations, in which the Company and certain third parties, primarily Club Hotel, hold direct and indirect interests. The articles of associations of the various holding companies, as well as the structure of their boards and various resolutions adopted thereby reflect a structure of an ultimately, indirectly, joint control of CHL by the Company and Club Hotel. Accordingly, all the decisions relating to PBS and CHL are supposed to be jointly adopted by the Company and Club Hotel. Towards the end 2008, certain disagreements arose between the Company and Moshe Bublil. These disagreements resulted in frequent and lengthy shareholders and board meetings of the various holding companies, non-performance of various resolutions adopted at such meetings and disputes regarding the substance and interpretation of various resolutions adopted at such meetings (some of which affect the decision making process at CHL). In addition, the parties have initiated certain legal proceedings in connection with these disputes, which outcome could affect the holding companies' structure of the boards, decision making process, distribution of dividends and the flow of information to the Company.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 32  -   CONTINGENT LIABILITIES (Cont.)

The following summary sets forth the outstanding legal proceedings between the Group and Club Hotel:

1.
Proceedings initiated in Israel in January 2010 by Club Hotel against the Company and another shareholder of Dasharta, seeking a court order that will cancel the resolutions adopted at the adjourned meeting of Dasharta's shareholders with respect to the need to appoint another director in Dasharta in order to resolve deadlock situations, and the manner of such appointment or, alternatively, approving a derivative claim to be filed by Vasanta.

2.
Proceedings initiated by the Company in Israel in January 2010 against Club Hotel to enforce certain resolutions adopted by the board of directors of Agastia in June 2008, pursuant to which the board approved the following amendments to PBS's articles of association: (a) the number of directors of PBS shall be reduced from nine to five and the required majority for the adoption of resolutions by the board of directors shall be at least four out of the five directors, (b) immediately following the amendment of the articles, Agastia, Dasharta and Vasanta shall all resign from the board of directors, and (c) all free and remaining cash flow shall be distributed to PBS' shareholders on an annual basis.

These two proceedings were consolidated, the parties have handed their summations and are now awaiting the court’s ruling.

Based on the advise of its legal counsels, the Company is of the opinion that it has good legal standings in these proceedings.

Once these proceedings are concluded, and as per a court's ruling from November 2012, the following 4 proceedings shall be jointly heard before the Tel-Aviv District Court:

3.
Proceedings initiated in Israel in January 2010 by Club Hotel against the Company and Mr. Zilkha to approve a derivative claim on behalf of Agastia, including a USD 53.5 million, or Euro 41.4 million, monetary remedy, in connection with the acquisition of the Additional Land in Cambodia. Club Hotel claims that the Company took advantage of a business opportunity that was intended to be offered to Agastia and that the Company did not reveal to Agastia that it had received an offer to purchase an asset held by it in Cambodia, and therefore is seeking a monetary remedy that will reflect the damages that have allegedly been incurred by Agastia.

The Company rejects the forgoing claims and filed an opposition thereto, stating that the claim has no legal ground due to various reasons including: (1) the Company and Mr. Zilkha have operated in the gaming industry many years prior to their joint holding of Agastia; (2) the Company and Mr. Zilkha have operated casinos other than through Agastia; and (3) there are no restrictions on competition between the Company, Mr. Zilkha and Agastia.

As for B.A.T.'s additional claim, the Company stated that it had received no such purchase offer Based on the advise its legal counsels, and due to the strength of the Company's arguments, the Company is of the opinion that he likelihood of an unfavourable outcome against the Company in these proceedings is less than 50%.

4.
Proceedings initiated by us in Israel in July 2010 to receive declaratory reliefs and permanent injunctions with respect to the alleged violation of certain fiduciary duties by the representative of Vasanta, Dasharta and Agastia on the board of directors of PBS and with respect to his nomination as the representative of Vasanta on the board of directors of PBS, which the Company claims is null and void.

The case is in its preliminary stages and its outcome cannot be determined at this point.

5.
Proceedings initiated by the Company in Israel in September 2011 against Agastia for the repayment of NIS 42 Million, or Euro 8.4 million (inclusive of linkage differentials and interest), which were lent to Agastia by the Company in 2007 and were used (together with monies lent to Agastia by other parties) to buy a land parcel of 52 Hectares in the city of Sihanoukville, Cambodia.

The case is in its preliminary stages and its outcome cannot be determined at this point.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 32  -   CONTINGENT LIABILITIES (Cont.)

6.	Proceedings filed in Israel in September 2011 jointly by the Company and Mr. Yigal Zilkha against Mr. Bublil, Club Hotel and others.

The claim describes a systematic, methodological oppression applied by Mr. Bublil and companies under his control against the plaintiffs, which occurred in the framework of the “Club Hotel Loutraki Greece” joint venture. Such oppression was effected through the breach of agreements, the attempt to financially “suffocate” the joint venture companies, as well as through obtaining in illegitimate ways certain resolutions of the corporate organs of the joint venture. Among other things, the plaintiffs are seeking a valuation of the parties’ respective holdings in the joint venture companies, which will be the basis for the termination of the partnership between the ultimate shareholders engaged in the “Club Hotel Loutraki Greece” tourism enterprise. The Company and (Y.Z) Queenco Ltd. submitted the lawsuit after exhausting the viable options to resolve the continuous conflict without the assistance of the court. Such ongoing conflict led the joint companies to a deadlock, resulting in damages caused to the joint venture.

The case is in its preliminary stages and its outcome cannot be determined at this point.

The Company has also filed the following claims in connection with its dispute with Club Hotel:

7.
Proceedings initiated in Greece in September, 2012 by the Company against CHL to determine that CHL is committed to transfer its financial information according to IFRS standards in a timely manner when due, at the Company's request and without charging a fee for the preparation of such financial statements. The Company also asked the court to determine that CHL immediately return to the Company all payments in respect of audits of its financial statements which the Company previously paid under protest and lack of choice. A hearing was set for March 26, 2015.

Based on its Company's legal counsels' advise, the Company is of the opinion that there is a good chance for this lawsuit to be accepted.

8.
Proceedings initiated in Israel in September 2012 by the Company against Vasanta and Dasharta requiring for their consolidated financial statements to be provided in a timely manner when due. An evidentiary hearing was set for May 2013.

9.
Proceedings initiated by the Company in Barcelona, Spain in June 2010, requesting a declaratory relief against a member of PBS's board of directors, stating that the defendant overreached the powers granted to him in the representation of PBS at the shareholders meeting of CHL on November 3, 2011. In September, 2012, the claim has been entirely accepted by the Barcelona court. This judgment was appealed by the  member of PBS's board of directors on November 2012. The Company has opposed to this appeal. The Barcelona Court has dismissed a request made by the member of PBS's board of directors to declare the nullity of the court's clarification resolution of October 2012 (which declared that the actions taken by the aforementioned PBS board member in the  CHL are not enforceable vis-a'-vis PBS(

10.
The Company filed an additional declaratory claim against PBS to declare unenforceable, on the grounds of nullity and void ability, all the resolutions adopted by the board of directors of PBS in its meeting of April 12, 2011. The claim was dismissed in December 2011 and was appealed on January 25, 2012. To date, the Appeal Court has not yet resolved on the appeal.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 32  -  CONTINGENT LIABILITIES (Cont.)

GENERAL TAX CONTINGENCIES

According to Greek tax legislation and practice, a company’s tax position is only finalised after its books and records have been examined by the tax authorities and are found to be adequate and accurate. The methods employed by the tax authorities in their examinations are largely subjective within the regulatory provisions of the tax legislation framework and the tax audit approach is oriented towards form rather than substance. On the basis of the above it is not uncommon to disallow certain expenditure and assess additional tax thereon or question in certain areas the reliability of the accounting books and records as a basis for determining the taxpayer’s final taxable income.

The taxation system in Cambodia is relatively new and is characterised by numerous taxes and frequently changing legislation, which is often unclear, contradictory, and subject to interpretation. Often, differing interpretations exist among numerous taxation authorities and jurisdictions.  Taxes are subject to review and investigation by a number of authorities, who are enabled by law to impose severe fines, penalties and interest charges.

CLUB HOTEL LOUTRAKI

(a)
According to the License granted by the Hellenic State, the license holder is committed to pay to the Greek State a tax calculated as a percentage of the gross gaming revenue. On November 2012 the tax rate was increased by 2% to 35% of the gross gaming revenue.

(b)
There are certain disputes over the basis of computation of the share of profits of the Loutraki Municipality in CHL, particularly in connection with the deductibility of certain expenses in order to arrive at the profit on which the Municipality is entitled to its share and interest for late payment. No provision has been made for any additional amount that the Company may agree to pay for the period January 1999 to 31 December 2012 as CHL Management believes it will be insignificant.

(c)
In March 2007, the Greek court has rejected a claim by 371 employees of CHL, demanding that CHL include tips in their night and weekend/public holiday salary rates for a period of five years ending on December 31, 2003. Since this initial ruling, these and some 150 more employees have filed similar claims covering periods from January 1, 2004 and until December 31, 2005. In addition, the employees have appealed the initial 2007 ruling. CHL is awaiting the decision of the appeals court, but since the initial claim has been rejected, no provision has been made by CHL. According to CHL's legal advisor, the Greek Supreme Court has recently ruled in favour of employees of another casino in a similar case, however, they are not yet able to estimate the effect of this ruling on CHL's case.

(d)	Several other lawsuits are pending against CHL amounting to € 3,2 million mainly relating to claims by former employees. CHL has provided an amount of € 800 based on its legal advisor opinion.

(e)	The Group has given ATEKL cheques amounting to € 6 million as security for its share of profits.

(f)
There are claims by three individuals totalling € 685 for being refused entry to the Casino, one claim for moral damages for an amount of € 20 and one claim for € 685 for unfair losses.  No provision has been made, as based on CHL's lawyer opinion; CHL is of the opinion that the claims have remote chances of being successful.

(g)
There is one claim from an individual against CHL and its insurance for a total amount of € 51 for suffering injuries and two similar claims against the Company of € 281 .No provision has been made, as based on CHL's lawyer opinion; CHL is of the opinion that the claims have remote chances of being successful.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 32  -   CONTINGENT LIABILITIES (Cont.)

CLUB HOTEL LOUTRAKI (Cont.)

(h)
There is a claim from the company "Ernesto Schwartzer Project Management Ltd ". the project manager of the construction of the hotel for an amount of  € 1,7 million. No provision has been made, as based on CHL's lawyer opinion; CHL is of the opinion that the claims have remote chances of being successful.

(i)
The Joint Venture is subject to a tax audit from 1 January 2009 to 31 December 2012. CHL SA is subject to a tax audit from 1 January 2009 to 31 December 2012. In March 2011 the tax audit for JV for the year 2009 started and is still in progress. For the unaudited tax years, the Company, using its best estimate, has made a tax provision of €1,8 million.

(j)
There was a claim from Municipality of Loutraki (DAET) of € 1,8 million regarding the computation of its share of profits as the Municipality claims prior year tax audit differences related to years 2000 to 2004 should not be included in their share of profits. On December 30, 2011 the Municipality of Loutraki withdrew from this claim and submitted a new one for the same period but for an amount of €2,3 million. No date was scheduled yet.

No provision has been made, as based on CHL's lawyer opinion; CHL is of the opinion that the claims have remote chances of being successful.

(k)
There are two claims by the former financial director of JV DAET - CHL S.A. via his company “Financial Management Consultants Euro Ltd” for a total amount of € 6,9 million. The latter claims that certain financial consulting services provided to CHL S.A. and JV DAET - CHL S.A. during the years 1999 to 2006 were not paid.  No provision has been made, as based on CHL's lawyer opinion; CHL is of the opinion that the claims have remote chances of being successful.

(l)
There is one claim from a company managing theatrical and musical events regarding copyrights for an amount of € 47,1 million. No provision has been made, as based on CHL's lawyer opinion; CHL is of the opinion that the claims have remote chances of being successful.

(m)	CHL is the guarantor of a loan received by the JV up to credit line of € 10 million.

RHODES CASINO

(a)       Rhodes Casino was subject to a Tax Audit on its 1999 and 2000 accounting periods.

In the course of the Tax Audit, the Tax Auditors noted various  tax penalties that were imposed on Rhodes Casino in 2000, 2001 and 2002   in relation to the 1999 and 2000 accounting periods  relating to  the Code of Books and Records (P.D. 186/1992) as so significant such that they rendered the Casino Rhodes’s accounting books for the audited accounting periods “inadequate and inaccurate” and, hence, referred this  issue to the Special Ministry of Finance Committee that is competent to administratively rule on the adequacy and accuracy of taxpayers’ accounting books.

The Ministry of Finance Committee issued Decision 20/2005 and concluded that the Casino Rhodes’s accounting books for the 1999 and 2000 accounting periods could not be considered as inaccurate, but were inadequate.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 32  -   CONTINGENT LIABILITIES (Cont.)

RHODES CASINO (Cont.)

(a)    (Cont.)

On 29 December 2005, the Tax Auditors issued their Tax Audit Report and assessed additional taxes and penalties amounting to € 16 million based on rejection of the Casino Rhodes’s books as “inadequate” and determined taxable profits based on a Net Profit Rate on Revenues thereby rejecting any assessable losses Casino Rhodes disagrees with the assessment and has appealed against these Assessments with the Athens Administrative Court of First Instance. The Court of First Instance has assigned directly (without discussing it) the case to the Administrative Court of Athens Appeal .The claim is awaiting a verdict The Company’s legal advisors have advised the Company that from a purely legal point of view and in light of the evidence submitted to the court, Casino Rhodes to support its appeal, lead to the conclusion that the Casino Rhodes has substantial legal argumentation and  significant chances to achieve the cancellation of the tax assessments in question by the Greek Administrative Courts. However, the Company's legal advisors have also noted that the outcome of the litigation cannot be safely predicted in view of the possible negative predisposition that the judges could have towards Casino Rhodes by virtue of its behaviour during the tax audit, and especially in the currently prevailing general unfavourable environment towards taxpayers who fail to comply with their formal tax compliance obligations. Based on the legal merits of the case, as set forth by the Company's legal advisors, no provision has been made by the Casino Rhodes with respect to this liability.

In addition, the Casino Rhodes has not been subject to a tax audit for the period since January 1, 2007 through to December 31, 2012. Casino Rhodes recorded in 2011 a provision of € 1,5 million in its books in respect of the open tax unaudited years 2007-2011. Casino Rhodes did not take into account in its provision the non-recognition of the 1999 and 2000 tax losses, as Casino Rhodes has appealed against the tax authorities’ assessment for this period (see above). The sufficiency of this amount cannot be assessed until such time that the tax audit is performed. Consequently any additional liability and the repercussions (financial and/or other), if any, are carried out they cannot be determined with reasonable accuracy.

In 2011 Casino Rhodes wrote-off VAT receivable of €1,1 million as of December, 2004 which had not been recognised by the tax authorities during the tax audits. This amount has been treated as tax deductible however; it may be questioned by the tax authorities and disallowed as the law is not clear on this issue.

The Tax Authorities issued an order dated October 3, 2006 to commence the tax audit of, a subsidiary of Casino Rhodes, for the years 2001-2005. The tax audit has not been concluded as the opening tax losses (2000) or earnings have not been finalized and hence the tax auditor could not conclude for the years therefore.

(b)
Several other lawsuits are pending against Rhodes Casino mainly relating to claims by former employees requesting to hire them back. No provision has been made, as the outcome of the claims cannot be determined.

(c)	According to the License granted by the Hellenic State, the license holder is committed to:

(1)	Pay a special annual duty of € 587 to the Hellenic Tourism Organisation (EOT).

(2)	Pay a gaming tax to the Hellenic State equal to the 34% of revenues from gaming operations.

(3)
To realise investments amounting to € 58.7 million on the island of Rhodes and to participate in the shareholding of Rodon Development Company, which in turn will propose and manage these investments. The Ministry of Development – Casinos Directorate granted an extension for these investments up to 13 September 2007.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 32  -   CONTINGENT LIABILITIES (Cont.)

RHODES CASINO (Cont.)

(c)     (Cont.)

(3)   (Cont.)

The opinion of the Casino Rhodes’s attorney and management is that in this respect Emporiki Bank, the previous major shareholder, has retained the obligation to finance these investments. As such, according to the legal advisors of the Group, it is expected that an extension will be granted to allow Rhodes Casino and Emporiki Bank more time to identify suitable projects in order to satisfy the obligation. Based on the opinion of the legal advisors of the Rhodes Casinothe Company is of the opinion that, the chances of the revocation of the license as a result of the above are remote.

NOTE 33  -   RELATED PARTIES

(a)	Transactions and amounts due to/due from related parties are as follows:

	Sale (Purchase) of Services	Amounts due from/ (due to) Related Parties
For the year ended 31 December 2012
CHL	(166)	-
Y.Z. Queenco (*)	(641)	(5,131)
Y.Z. Queenco (*)	75	75
Shachar HaMillenium (*)	-	(63)
Mr. Yigal Zilkha (**)	-	25
Mr. Yigal Zilkha (**)	(127)	(36)
Assayag (**)	29	16
Total	(830)	(5,114)
For the year ended 31 December 2011
Y.Z. Queenco (*)	-	(4,003)
Y.Z. Queenco (*)	(18)	25
Shachar HaMillenium (*)	-	(63)
Queen (*)	(122)	(150)
Queen (*)	12	-
Mr Yigal Zilkha (**)	4	13
Total	(124)	(4,178)
For the year ended 31 December 2010
Y.Z. Queenco (*)	(126)	8
Shachar HaMillenium (*)	-	(64)
Queen (*)	99	54
Queen (*)	(88)	-
Mr Yigal Zilkha (**)	(523)	(44)
Mr Yigal Zilkha (**)	-	9
Total	(249)	(37)

(*)       Controlling shareholder
(**)     Ultimate controlling shareholder

The holding company and ultimate holding company respectively of the Group are Shachar HaMillenium Ltd. and Y.Z. Queenco Ltd. whose shares are listed for trading on the Tel Aviv Stock Exchange.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 33  -   RELATED PARTIES (Cont.)

(a)	Transactions and amounts due to/due from related parties are as follows: (Cont.)

During 2011-2012, Y.Z. Queenco has provided the Company with long and short term loan of NIS 36.5 million to be repaid over the period from December 2012 to December 2015. The loan carries interest of 9.1% and are linked to the CPI increase. During 2012 the Company repaid NIS 15.2 million.

The Company and Queenco are also parties to a service agreement, dated 28 February 2013, with effect from January 1, 2012, pursuant to which Queenco uses the services of the Company's employees, offices and other office services (office supplies, refreshments etc.) for its on-going activities. According to this service agreement, Queenco bears 10% of the payroll expenses of the Company's employees and 10% of the costs of the other services granted to it.

(b)	Compensation of key management personnel:

The remuneration of directors’ and other members of key management during the following years were:

	2 0 1 2	2 0 1 1	2 0 1 0

Short-term compensation of key management	387	794	847
Share based compensation of key management	-	182	785
Board of directors fees	85	105	150
Total	472	1,081	1,782

The Chief Executive Officer, Chief Finance Officer, Chief Operations Officer and the Chairman of the Board of Directors are considered as key management personnel.

(c)	Other related party transactions:

On April 30, 2013 Mr, Tal Taragan ceased acting as the Company's Chief Executive Officer.

NOTE 34  -   SHARE BASED PAYMENTS

Equity-settled share option scheme

In the past and for the last time, in 2010, the Company granted stock options to senior management and certain employees. Since 2010 most of the stock options have been forfeited and as at 31 December 2012 the Company has 181,209 outstanding stock options with a weighted average exercise price of € 4.2, the options where forfeited March 2013.

NOTE 35  -   FINANCIAL RISK MANAGEMENT

Foreign exchange risk

The Group generates revenues and pays expenses mainly in Euro. Wherever possible, contracts are drawn in Euro. In all other contracts the currency risk is assessed, and where considered necessary, local currencies depending upon the currency of the contract expenditure.

The Group has limited exposure to foreign exchange risk which arises from its short-term deposits in Euro and in NIS in group companies whose functional currency differ from the Euro. Sensitivity to exchange rates is analysed below in terms of the profit or loss that would be recorded due to a movement in exchange in the most significant currencies. 5% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management's assessment of the reasonably possible change in foreign exchange rates.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 35  -   FINANCIAL RISK MANAGEMENT (Cont.)

Foreign exchange risk (Cont.)

Profit / (loss)

5% increase in NIS / €	494
5% decrease in NIS / €	(494)
5% increase in NIS / $	211
5% decrease in NIS / $	(211)

Credit risk

The Group grants no credits in its casinos except for insignificant amounts for the use of the restaurants or other casino’s facilities. Accordingly, the Group does not have a significant concentration of credit risk. Significantly all current receivables are due within 30 days.

Credit risk associated with non-current receivables, primarily relates to the VAT receivable. The Group has a right to offset this against future VAT payable. There is a certain risk associated with the ability of the Group to claim this amount. The Group cannot at this time quantify this risk however believe it to be immaterial.

Interest rate risk

The Group had a total of net € 2.3 million unlinked and non-interest bearing liabilities as at 31 December 2010. This was principally an obligation relating to acquisition of the non-controlling interest in Dasharta net of an asset regarding the exercise of an option to acquire 50% of the shares purchased in Dasharta. On November 2011 it was agreed to postpone the repayment of this liability until December 2012. In addition, as of September 2011, the balance is linked to the CPI and bears annual interest rate of  6.5%. Starting November 2012 the loan is linked to the CPI and bears interest of 7.5% per annum.

During 2012 the Company received a loan from Queenco (its parent company) which is linked to the CPI and bears interest of 9.5% per annum the non-discounted payments are included in Notes 22 and 24. Due to these loans bearing a fixed interest rate, the Group considers that it has little interest rate exposure.

For interest rate risk on bank loans see Note 23.

Liquidity risk

The Group, except for CHL (see Note 1.3), does not have liquidity risk as it has sufficient cash balances to meet all its commitments as and when they fall due.

The long term liabilities are payable in the following schedule (not including liabilities for which payment terms have not yet been determined):

	2 0 1 2	2 0 1 1

Within one year	2,678	2,948
In the second year	1,135	2,211
In the third year	1,135	2,211
In the fourth year	-	2,211
Total	4,948	9,581

Also see Note 1.

QUEENCO LEISURE INTERNATIONAL LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of € unless otherwise stated)

NOTE 35  -   FINANCIAL RISK MANAGEMENT (Cont.)

Fair value disclosures

Carrying amounts for all financial instruments as at 31 December 2012 approximate fair value.

Capital management

The Company views its capital as equity plus bank loans.  The Company aims to invest in projects that provide target returns on the capital invested. The Company has not decided on what level of leveraging it considers acceptable, as at the date of these financial statements this is not relevant, however if this becomes relevant the Board of Directors will discuss this issue.

NOTE 36  -   SUBSEQUENT EVENTS

Following the termination of office of  Mr. Tal Taragan as the chief executive officer of the Company on April 30, 2013, the Company's board of directors has requested Mr. Yigal Zilkha, who is a controlling person and an office holder of the Company, to serve as the Company's chief executive officer until a new chief executive officer for the Company is located and appointed. Mr. Zilkha has accepted this appointment and will also serve as the chief executive officer of (Y.Z.) Queenco Ltd., the Company's parent corporation. It is hereby clarified that Mr. Zilkha shall not be entitled to any compensation for his services as the chief executive officer of the Company and (Y.Z.) Queenco Ltd.